 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1996

                                                REGISTRATION NO. 333-11349
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                          UNITED NATURAL FOODS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                    5141                    05-0376157
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                                ---------------
                  260 LAKE ROAD, DAYVILLE, CONNECTICUT 06241
                                (860) 779-2800
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                              NORMAN A. CLOUTIER

            CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          UNITED NATURAL FOODS, INC.
                                 260 LAKE ROAD
                          DAYVILLE, CONNECTICUT 06241
                                (860) 779-2800
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
         PAUL V. ROGERS, ESQ.               LAURA C. HODGES TAYLOR, P.C.
             HALE AND DORR                   GOODWIN, PROCTER & HOAR LLP
            60 STATE STREET                        EXCHANGE PLACE
      BOSTON, MASSACHUSETTS 02109            BOSTON, MASSACHUSETTS 02109
            (617) 526-6000                         (617) 570-1000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
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
                                                              PROPOSED
                                                         MAXIMUM AGGREGATE            AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      OFFERING PRICE(1)       REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share............         $50,025,000                $17,083

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2) A registration fee of $15,863, which represented 1/29th of one percent of the original aggregate maximum offering price of $46,000,000, was paid with the filing of the original registration statement. An additional registration fee of $1,220, which represents 1/33rd of one percent of the additional $4,025,000 being registered hereby, is being paid with this Amendment No. 1.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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


               SUBJECT TO COMPLETION, DATED OCTOBER 9, 1996

PROSPECTUS

                             2,900,000 SHARES

                                   LOGO

                                  COMMON STOCK

                                   --------

  All of the shares of Common Stock offered hereby (the "Offering") are being sold by United Natural Foods, Inc. ("United Natural" or the "Company").

  Prior to the Offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $13.00 and $15.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "UNFI."

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     UNDERWRITING
           PRICE TO DISCOUNTS AND  PROCEEDS TO
            PUBLIC  COMMISSIONS(1) COMPANY(2)
----------------------------------------------
Per Share    $           $             $
----------------------------------------------
Total(3)    $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses estimated at $758,000, all of which are payable by the Company.

(3) The Selling Stockholders (as defined herein) have granted the Underwriters a 30-day option to purchase up to 435,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Selling Stockholders will be $    , $    and
    $   , respectively.

                                   --------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares
of Common Stock offered hereby will be available for delivery on or about     ,
1996, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                   --------

SMITH BARNEY INC.
             OPPENHEIMER & CO., INC.
                                                  ROBERTSON, STEPHENS & COMPANY

      , 1996
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

[Graphic consists of one photograph of a woman at a computer terminal and three photographs of various marketing materials, including catalogs, flyers and retail store shopping bags.]


  Cape Cod Natural Foods, Cascade Baking Company, Guardian, Natural Food Systems, Natural Sea, NATUREWORKS!, Railway Market, SunSplash Market and Village Market Natural Grocer are trademarks of the Company. This Prospectus also contains trademarks and registered trademarks of other companies.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

[Graphic consists of a map of the United States and one photograph of the Company's headquarters and distribution facility in Dayville, Connecticut, three photographs of trucks bearing the logos of the Company's three operating regions and three photographs of warehouse operations.]

                            [ARTWORK APPEARS HERE]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, such information assumes (i) the exercise in full immediately prior to the commencement of the Offering of a warrant (the "Triumph Warrant") to purchase 1,166,660 shares of Common Stock, at an exercise price of $0.01 per share, by Triumph-Connecticut Limited Partnership ("Triumph"), (ii) the exercise, upon the repayment in full at the closing of the Offering of the outstanding indebtedness under the Company's Senior Note (the "Triumph Note") issued to Triumph in the principal amount of $6,500,000, of the Company's right to purchase from Triumph 380,930 shares of Common Stock issuable upon the exercise of the Triumph Warrant, and (iii) no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, references herein to the Company refer to United Natural Foods, Inc. and its wholly owned subsidiaries. Prior to July 31, 1996, the Company's fiscal year ended on October 31 of each year. The Company has changed its fiscal year end to July
31. References herein to "fiscal 1992," "fiscal 1993," "fiscal 1994" and "fiscal 1995" refer to the Company's fiscal years ended October 31, 1992, 1993, 1994 and 1995, respectively.

                                  THE COMPANY

  United Natural Foods, Inc. ("United Natural" or "the Company") is one of only two national distributors of natural foods and related products in the United States. The Company currently serves more than 5,500 customers located in 43 states, including independent natural products stores, natural products supermarket chains and conventional supermarkets. The Company distributes more than 25,000 high-quality, national, regional and private label natural products in six categories consisting of groceries and general merchandise, nutritional supplements, bulk and foodservice products, personal care items, perishables and frozen foods. United Natural's distribution operations are divided into three principal regions: Cornucopia Natural Foods ("Cornucopia") in the eastern United States, Mountain People's Warehouse Incorporated ("Mountain People's") in the western United States and Rainbow Natural Foods, Inc. ("Rainbow") in the Rocky Mountains and Plains regions. The Company operates five strategically located distribution centers and two satellite staging facilities within these regions to better serve its customers and realize operating efficiencies. The Company also owns and operates eight retail natural products stores located in the eastern United States that management believes complement its distribution business.

BUSINESS STRATEGY

  The Company's objective is to better meet the changing needs of both suppliers and retailers and to be the leading national distributor of natural products. Key elements of the Company's business strategy include:

  . National Presence. With five distribution centers strategically located in California, Colorado, Connecticut, Georgia and Washington and two satellite staging facilities in Florida and Pennsylvania, the Company is well positioned to provide distribution services to natural products retailers and suppliers located across the United States.

  . Integration of Recent Acquisitions. United Natural recently made three strategic acquisitions and is currently in the process of integrating these operations to increase the Company's overall efficiency by: (i) eliminating geographic overlaps in distribution, (ii) integrating administrative, finance and accounting functions, (iii) expanding marketing and customer service programs and (iv) upgrading information systems.

  . Purchasing Power and Supplier Relationships. As a result of its size of operations, national presence and access to retailers within the highly fragmented natural products sector, the Company is able to supply a superior selection of natural products at more competitive prices and on better terms, including supplier-sponsored marketing dollars, than many of its competitors.

  . Diverse, High-Quality Product Line. The Company distributes a mix of more than 25,000 national, regional and private label natural products, which products are continually evaluated, updated and expanded to satisfy the needs of its diverse customer base.

  . Regional Responsiveness. By decentralizing the majority of its purchasing, pricing, sales and marketing decisions at the regional level, the Company is able to respond to regional and local customer preferences, while taking advantage of the economies of scale associated with its national operations.

  . Customer Service and Marketing Programs. In addition to providing its customers with delivery services which include next-day and more frequent deliveries and an order fill rate in excess of 95% (excluding products unavailable from the supplier), the Company offers its customers a selection of inventory management, merchandising, marketing, promotional and event management services to increase customer sales and enhance customer satisfaction.

  . Infrastructure. The Company recently made a significant investment in designing its proprietary information systems and expanding its distribution capacity to facilitate future growth and enhance operating efficiency. The Company will continue to upgrade and expand its infrastructure, as required.

GROWTH STRATEGY

  . Expand customer base by continually cultivating relationships with new customers for natural products, including traditional natural products stores and natural products supermarkets, as well as conventional supermarkets, mass market outlets, institutional foodservice providers, hotels and gourmet stores.

  . Increase sales to existing customers by (i) expanding the Company's role as the primary supplier to the majority of its customers, (ii) expanding the number of products and product categories offered and (iii) providing pricing incentives and marketing support to generate higher sales levels by its customers.

  . Expand market penetration of existing and new markets by increasing the distribution capacity of its existing facilities and by building new distribution facilities. In addition, while the Company has no agreements or understanding with regard to acquisitions at this time, it will continue to selectively evaluate opportunities to acquire local distributors to fill in existing markets and regional distributors to expand into new markets.

  Over the last four years, the Company's net sales grew at a compound annual growth rate of 31.6% to $283.3 million in fiscal 1995. For the nine months ended July 31, 1996, the Company's net sales increased by 51.9% over the comparable prior year period to $286.4 million. This growth in net sales and corresponding increase in market share resulted primarily from the Company's acquisitions of large, regional natural products distributors, the development of new and the expansion of existing distribution capacity and an increase in product sales to existing and new customers, as well as continuing growth in the natural products industry sector generally. According to The Natural Foods Merchandiser, the natural products industry growth rate of 20.2% compounded annually over the last four years, including 22.6% in 1995, is attributable to consumer trends toward healthier eating habits, concern for food purity and safety and greater environmental awareness. In addition to growth in net sales, during the same period, the Company's operating income increased at a compound annual growth rate of 46.6% to $10.4 million in fiscal 1995 (excluding a non-recurring expense of $1.6 million relating to intangible assets in fiscal
1995). For the nine months ended July 31, 1996, the Company's operating income grew by 62.5% over the comparable prior year period to $12.1 million (excluding non-recurring expenses of $1.5 million incurred in connection with the merger of the Company with Mountain People's and the grant of options under the Company's 1996 Stock Option Plan). See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and Notes 1 and 3 of Notes to the Company's Consolidated Financial Statements. The Company's growth in operating income is attributable to increased efficiencies created by its higher net sales levels, greater purchasing power, improved information and warehouse management systems and expanded distribution capacity.

                                  THE OFFERING

Common Stock being offered by the
Company...........................  2,900,000 shares
Common Stock to be outstanding
after the Offering................ 12,378,425 shares(1)(2)
Use of Proceeds................... To repay certain indebtedness, for working capital and for general corporate purposes,
                                   including the expansion of the Company's
                                   distribution facilities.
Proposed Nasdaq National Market
symbol............................ UNFI

--------
(1) Includes 2,179,595 shares of Common Stock held in trust by the Company's Employee Stock Ownership Trust as of July 31, 1996. See "Management-- Executive Compensation--Employee Stock Ownership Plan."

(2) Excludes 638,000 shares of Common Stock issuable upon exercise of options outstanding under the Company's 1996 Stock Option Plan as of July 31, 1996 at a weighted average exercise price of $8.11 per share. See "Management-- Executive Compensation--Stock Option Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    NINE MONTHS ENDED
                               YEAR ENDED OCTOBER 31,                   JULY 31,
                         --------------------------------------     ------------------
                           1992      1993      1994      1995         1995      1996
                         --------  --------  --------  --------     --------  --------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net sales............... $124,366  $153,636  $200,616  $283,323     $188,502  $286,448
Gross profit............   24,942    32,488    44,118    59,841       40,796    59,966
Operating income........    3,299     5,113     7,385     8,762(1)     7,453    10,609(2)
Net income.............. $  1,488  $  2,319  $  3,017  $  2,603     $  3,232  $  4,025
                         ========  ========  ========  ========     ========  ========
Net income per
 share(3)............... $   0.17  $   0.26  $   0.30  $   0.26     $   0.32  $   0.40
                         ========  ========  ========  ========     ========  ========
Weighted average shares
 of common stock and
 common stock
 equivalents(3).........    8,982     8,982    10,094    10,148       10,148    10,144
                         ========  ========  ========  ========     ========  ========
OPERATING DATA:
Operating income as a
 percentage of net
 sales..................      2.7%      3.3%      3.7%      3.1%(1)      3.9%      3.7%(2)
                         ========  ========  ========  ========     ========  ========

                                                    JULY 31, 1996
                                        --------------------------------------
                                        ACTUAL  AS ADJUSTED(4)
                                        ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital........................ $10,087    $35,465
Total assets...........................  98,744     99,399
Long-term debt and capital leases,
 excluding current installments........  23,019     12,496
Total stockholders' equity.............  18,182     54,182

--------
(1) Operating income for fiscal 1995 includes a non-recurring expense of $1.6 million related to the write-off of intangible assets. Excluding the $1.6 million non-recurring expense, operating income would have been $10.4 million, or 3.7% of net sales, in fiscal 1995.
(2) Operating income for the nine months ended July 31, 1996 includes a non-recurring expense of $1,056,100 related to the grant of options under the Company's 1996 Stock Option Plan and a non-recurring expense of $458,000 representing costs associated with the Mountain People's merger. Excluding the $1,514,100 of non-recurring expenses, operating income would have been $12.1 million, or 4.2% of net sales, in the nine months ended July 31, 1996.

(3) Does not reflect the intended repurchase by the Company, upon the repayment of the outstanding indebtedness under the Triumph Note, of 380,930 shares of Common Stock issuable upon the exercise of the Triumph Warrant.

(4) As adjusted to give effect to the sale by the Company of 2,900,000 shares of Common Stock offered hereby (at an assumed public offering price of $14.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

  Integration of Recent Acquisitions. A significant portion of the Company's historical growth has been achieved through acquisitions of or mergers with other distributors of natural products. The Company recently acquired or merged with three large regional distributors of natural products:
Nutrasource, Inc. ("Nutrasource") in May 1995, Rainbow in July 1995 and Mountain People's in February 1996. The successful and timely integration of these acquisitions and merger is critical to the future operating and financial performance of the Company. While the integration of these acquisitions and merger with the Company's existing operations has begun, the Company believes that the integration will not be substantially completed until the end of calendar 1997. The integration will require, among other things, coordination of administrative, sales and marketing, distribution, and accounting and finance functions and expansion of information and warehouse management systems among the Company's regional operations. The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the process of combining the companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could have an adverse effect on their combined operations. The difficulty of combining the businesses may be increased by the need to integrate personnel and the geographic distance separating the organizations. There can be no assurance that the Company will retain key employees or that the Company will realize any of the other anticipated benefits of the acquisitions or merger. See "The Company--Recent Acquisitions" and "Business--Systems."

  Management of Growth. The Company is currently experiencing a period of growth that could place a significant strain on its management and other resources. The Company's business has grown significantly in size and complexity over the past several years. Net sales increased from $124.4 million in fiscal 1992 to $283.3 million in fiscal 1995 and $286.4 million in the nine months ended July 31, 1996. During this same period, the number of the Company's employees increased from approximately 370 to approximately 1,190. The growth in the size of the Company's business and operations has placed and is expected to continue to place a significant strain on the Company's management. The Company's future growth is limited in part by the size and location of its distribution centers. There can be no assurance that the Company will be able to successfully expand its existing distribution facilities or open new distribution facilities in new or existing markets to facilitate growth. In addition, the Company's growth strategy to expand its market presence includes possible additional acquisitions. To the extent the Company's future growth includes acquisitions, there can be no assurance that the Company will successfully identify suitable acquisition candidates, consummate and integrate such potential acquisitions or expand into new markets. The Company's ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations. The Company's inability to manage its growth effectively could have a material adverse effect on its business, financial condition or results of operations.

  Competition. The Company operates in highly competitive markets, and its future success will be largely dependent on its ability to provide quality products and services at competitive prices. The Company's competition comes from a variety of sources, including other distributors of natural products as well as specialty grocery and mass market grocery distributors. There can be no assurance that mass market grocery distributors will not increase their emphasis on natural products and more directly compete with the Company or that new competitors will not enter the market. These distributors may have been in business longer than the Company, may have substantially greater financial and other resources than the Company and may be better established in their markets. There can be no assurance that the Company's current or potential competitors will not provide services comparable or superior to those provided by the Company or adapt more quickly than the Company to evolving industry trends or changing market requirements. It is also possible that alliances among competitors may develop and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to compete effectively against current and future competitors. See "Business--Competition."

  Low Margin Business; Economic Sensitivity. The grocery distribution industry generally is characterized by relatively high volume with relatively low profit margins. The continuing consolidation of retailers in the natural products industry and the emergence of natural products supermarket chains may have an adverse effect on the Company's profit margins in the future as more customers qualify for greater volume discounts offered by the Company. The grocery industry is also sensitive to national and regional economic conditions, and the demand for products supplied by the Company may be adversely affected from time to time by economic downturns. In addition, the Company's operating results are particularly sensitive to, and may be materially adversely affected by, difficulties with the collectibility of accounts receivable, inventory control, competitive pricing pressures and unexpected increases in fuel or other transportation-related costs. There can be no assurance that one or more of such factors will not materially adversely affect the Company's business, financial condition or results of operations.

  Dependence on Key Personnel. Management of the Company's business is substantially dependent on the services of Norman A. Cloutier, the Company's Chairman of the Board and Chief Executive Officer, Michael S. Funk, the Company's Vice Chairman of the Board and President, Steven H. Townsend, the Company's Chief Financial Officer, and other key management employees. Loss of the services of such officers or any other key management employee could have a material adverse effect on the Company's business, financial condition or results of operations. The Company has entered into an employment agreement with Mr. Funk, which includes a noncompetition covenant, and a noncompetition agreement with Mr. Cloutier. The Company does not maintain a key man life insurance policy on any of its executive officers other than Mr. Funk. See "Management--Employment Agreements."

  Fluctuations in Operating Results. The Company's net sales and operating results may vary significantly from period to period due to factors such as changes in the Company's operating expenses, management's ability to execute the Company's business and growth strategies, personnel changes, demand for natural products, supply shortages and general economic conditions. Both the Company's distribution and retail businesses are dependent upon consumer preferences and demands for natural products, including levels of enthusiasm for health and fitness and environmental issues. Furthermore, the future operating performance of the Company is directly influenced by natural product prices, which can be volatile and fluctuate according to competitive pressures. A lack of an adequate supply of high-quality agricultural products or volatility in prices resulting from poor growing conditions, natural disasters or otherwise, could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that any future acquisitions by the Company will not have an adverse effect upon the Company's business, financial condition or results of operations, particularly in periods immediately following the consummation of such transactions, while the operations of the acquired businesses are being integrated into the Company's operations. Due to the foregoing factors, the Company believes that period to period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Governmental Regulation. The Company's business is highly regulated at the federal, state and local levels and its products and distribution operations require various licenses, permits and approvals. In particular, the Company's products are subject to inspection by the U.S. Food and Drug Administration, its warehouse and distribution facilities are subject to inspection by the U.S. Department of Agriculture and state health authorities, and its trucking operations are regulated by the U.S. Department of Transportation and the U.S. Federal Highway Administration. The loss or revocation of any existing licenses, permits or approvals or the failure to obtain any additional licenses, permits or approvals in new jurisdictions where the Company intends to do business could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Regulation."

  Control by Officers, Directors and ESOT. Upon completion of the Offering, the Company's officers and directors, and their affiliates, and the Company's Employee Stock Ownership Trust will beneficially own in the aggregate approximately 77% of the Company's outstanding Common Stock. Accordingly, these stockholders, if acting together, would have the ability to elect the Company's directors and may have the ability to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

  Labor Relations. At July 31, 1996, approximately 75 employees, representing approximately 6.3% of the Company's full-time employees and approximately 11.4% of the employees employed in the Company's warehouse and distribution operations, were union members. The Company has in the past been the focus of union-organizing efforts. As the Company increases its employee base and broadens its distribution operations to new geographic markets, its increased visibility could result in increased or expanded union-organizing efforts. Although the Company has not experienced a work stoppage to date, if additional employees of the Company were to unionize, the Company could be subject to work stoppages and increases in labor costs, either of which could materially adversely affect the Company's business, financial condition or results of operations. See "Business--Employees."

  Pledge of Assets. The Company has pledged all of its assets as collateral for its obligations under its $50 million revolving line of credit agreement. As of July 31, 1996, the Company's outstanding borrowings under the credit agreement totalled $34.8 million. If the Company is unable to meet its obligations to its bank under the credit agreement, the bank could foreclose on all of the assets of the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  No Prior Public Market; Possible Volatility of Stock Price; No
Dividends. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market performance of the Common Stock could also be subject to significant fluctuation in response to variations in results of operations and various other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock. The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. The Company's existing revolving line of credit agreement prohibits the declaration or payment of cash dividends to the Company's stockholders without the written consent of the bank during the term of the credit agreement and until all obligations of the Company under the credit agreement have been met. See "Dividend Policy."

  Dilution. Purchasers of shares of Common Stock in the Offering will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

  Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of shares of Common Stock in the public market following the Offering could adversely affect the market price of the Common Stock. Upon completion of the Offering, the 2,900,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 and the Lock-Up Agreements described below. Holders of all of the remaining 9,478,425 shares of Common Stock (as well as 434,500 shares of Common Stock that may be acquired pursuant to the exercise of vested options held by them as of 180 days after the date of this Prospectus) have agreed, pursuant to 180-day lock-up agreements (the "Lock-Up Agreements"), not to offer, sell, contract to sell or otherwise dispose of such shares for 180 days after the date of this Prospectus. Upon expiration of the Lock-Up Agreements 180 days after the date of this Prospectus, approximately 4,085,730 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. Promptly after the date of this Prospectus, the Company intends to file one or more registration statements registering approximately 3,654,595 shares of Common Stock issuable under its 1996 Stock Option Plan, 1996 Employee Stock Purchase Plan and Employee Stock Ownership Plan, which shares are, or when issued will be, freely tradeable without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-Up Agreements. The Company is unable to predict the effect that sales made under such registration statements, Rule 144 or otherwise may have on the then prevailing market price of the Common Stock. Triumph is entitled to certain piggyback and demand registration rights with respect to 785,730 shares of Common Stock. By exercising its registration rights, Triumph could cause these shares to be registered and sold in the public market. All of such shares are subject to a Lock-Up Agreement. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Certain Transactions," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

  Antitakeover Provisions. The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. The Restated Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. These provisions, and other provisions of the Restated Certificate of Incorporation, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions."

                                  THE COMPANY

HISTORY

  The Company's predecessor entity, Cornucopia Natural Foods, Inc., was incorporated as a Rhode Island corporation in 1978 as a natural products retailer. In 1979, the Company changed its focus from retailing to the distribution of natural products. In 1985, the Company purchased two distributors, Harvest Provisions, Inc. (Boston, Massachusetts) and Earthly Organics, Inc. (Philadelphia, Pennsylvania), to strengthen its position in the New England market and to begin distribution to the Mid-Atlantic states. The Company opened its distribution center in Georgia in 1991 to begin distribution to the southeastern United States.

  The Company has also acquired two specialty suppliers of natural products. In 1988, the Company acquired substantially all of the assets of Natural Food Systems, Inc., a distributor of seafood. In 1990, the Company acquired certain assets of BGS Distributing Company, Inc., a regional distributor and manufacturer of vitamins which also held distribution rights to several additional product lines.

  In 1993, the Company formed its Natural Retail Group, Inc. ("NRG") to acquire, own and operate retail natural products stores. NRG currently owns and operates eight natural products stores located in Connecticut, Florida, Maryland, Massachusetts and New York ranging in size from approximately 4,000 square feet to approximately 12,000 square feet.

RECENT ACQUISITIONS

  In February 1996, the Company merged with Mountain People's, the largest distributor of natural products in the Western portion of the United States. The merger was accounted for as a pooling of interests and, accordingly, all financial information included in this Prospectus is reported as though the companies had been combined for all periods reported. In May 1995, prior to its merger with United Natural, Mountain People's acquired Nutrasource, a distributor of natural products in the Pacific Northwest region. In July 1995, the Company acquired Rainbow, the largest distributor of natural products in the Rocky Mountains and Plains regions. The acquisitions of Nutrasource and Rainbow were accounted for under the purchase method of accounting and, accordingly, all of the financial information for Nutrasource and Rainbow has been included in this Prospectus since their respective dates of acquisition. The excess of the purchase price over the net assets acquired in each of these acquisitions has been recorded as goodwill and will be amortized by the Company over 30 years.

  The Company currently serves more than 5,500 customers located in 43 states, through its three principal regions: Cornucopia, which covers the eastern United States; Mountain People's, which covers the western United States; and Rainbow, which covers the Rocky Mountains and Plains regions.

ESOP

  In November 1988, the Company adopted an Employee Stock Ownership Plan (the "ESOP") for the benefit of eligible employees. In connection with the formation of the ESOP, the Employee Stock Ownership Trust (the "ESOT") acquired an aggregate of 2,200,000 shares of Common Stock from Norman A. Cloutier, Steven H. Townsend, Daniel V. Atwood and Theodore Cloutier (collectively, the "Initial Stockholders") in exchange for a promissory note (the "ESOT Note") in the aggregate principal amount of $4,080,000, of which $3,073,600 was outstanding as of July 31, 1996, exclusive of interest. The ESOT Note bears interest at a rate of 10% per annum. As the ESOT Note is repaid, shares held in the ESOT are released from a pledge to the Initial Stockholders in proportion to the principal paid down on the ESOT Note during the year. The released shares are allocated among the ESOP accounts of eligible employees. As of July 31, 1996, approximately 550,000 shares have been allocated or released for allocation to employees and allocations are projected to continue at the rate of 88,000 shares per year. The shares in an employee's ESOP account generally vest after five years of qualified employment or upon death or disability. Vested ESOP benefits are distributable following the death or termination of employment of a participating employee.

  Participating employees can elect to receive their ESOP benefits in the form of Common Stock. The Company has normally purchased from the ESOT the shares allocated to former employees' ESOP accounts at their fair market value, and then distributed cash to the employees. Common Stock distributed to former employees from the ESOT is subject to a limited put option which allows the holder to require the Company to repurchase the shares for a period of sixty days at their appraised fair market value at the date of distribution, and for another sixty days beginning after the appraised fair market value of the Common Stock has been established for the Company's taxable year following the year in which the distribution occurred. The put option ceases when Common Stock distributed under the ESOP is (i) listed on a national securities exchange or traded in the over-the-counter market and (ii) is freely tradeable. Common Stock held in the ESOT is voted by the Trustee as directed by the Company, except that ESOP participants are entitled to direct the Trustee as to how to vote shares allocated to their ESOP accounts on any matter which involves a corporate merger, consolidation, recapitalization, reclassification, liquidation, sale of substantially all of the Company's assets or other similar major corporate transactions.

  The Company intends to amend the ESOP so that upon completion of the Offering it will (i) provide that ESOP benefits may be paid only in the form of Common Stock, (ii) eliminate the limited put option, (iii) provide for participants to direct the Trustee as to how to vote shares of Common Stock allocated to their accounts, (iv) direct the Trustee to vote unallocated shares of Common Stock, and allocated shares for which no voting direction has been received, in the same proportion as participants have directed the Trustee to vote their allocated shares of Common Stock, (v) provide for transfers to the Company's 401(k) plan not more frequently than once each five years of up to 50% of the vested account balance of a non-highly compensated participant with 10 or more years of service with the Company, (vi) provide for hardship distributions not more frequently than once every five years of up to 50% of the vested account balance of a participant with 10 or more years of service with the Company to meet certain extraordinary expenses, and (vii) incorporate the ESOP and ESOT into a single integrated document. See "Management -- Executive Compensation -- Employee Stock Ownership Plan."

CORPORATE INFORMATION

  The Company was incorporated in Rhode Island in 1978 and reincorporated in Delaware in 1994. The Company's executive offices are located at 260 Lake Road, Dayville, Connecticut 06241, and its telephone number is (860) 779-2800.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the Offering, assuming an initial public offering price of $14.00 per share, are estimated to be $37 million after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use such proceeds to repay certain indebtedness, for working capital and for general corporate purposes, including the expansion of the Company's distribution facilities. The indebtedness to be repaid consists of (i) $22,012,210 due to Fleet Capital Corporation under a revolving line of credit that matures on July 31, 1998 and bears interest at a rate of 0.25% over New York Prime or 2.25% over LIBOR, or 8.0% at July 31, 1996; (ii) $6,500,000 due to Triumph under a Senior Note that matures on October 31, 1998 and currently bears interest at a rate of 10.0%;
(iii) $4,702,381 due to Fleet Capital Corporation under a term loan that matures on July 31, 1998 and bears interest at a rate of 0.25% over New York Prime, or 8.5% at July 31, 1996; (iv) $2,785,409 due to Prem Mark, Inc. under a term note issued in connection with the Rainbow acquisition that matures July 1998 and bears interest at a rate of 10.0%; and (v) approximately $1,000,000 due under certain notes maturing between 1998 and 2002 and bearing interest at rates ranging from 0.5% to 1.0% over New York Prime issued by NRG in connection with the acquisition of certain retail natural products stores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

  The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the event that the over-allotment option granted to the Underwriters is exercised. See "Principal and Selling Stockholders."

  The Company intends to seek acquisitions of businesses and products that are complementary to those of the Company, and a portion of the net proceeds may also be used for such acquisitions. While the Company engages from time to time in discussions with respect to potential acquisitions, the Company has no plans, commitments or agreements with respect to any such acquisitions as of the date of this Prospectus, and there can be no assurance that any such acquisitions will be made.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company anticipates that all of its earnings in the foreseeable future will be retained to finance the continued growth and development of its business and has no current intention to pay cash dividends. The Company's future dividend policy will depend on the Company's earnings, capital requirements and financial condition, requirements of the financing agreements to which the Company is then a party and other factors considered relevant by the Board of Directors. The Company's existing revolving line of credit agreement prohibits the declaration or payment of cash dividends to the Company's stockholders without the written consent of the bank during the term of the credit agreement and until all obligations of the Company under the credit agreement have been met.

                                CAPITALIZATION

  The following table sets forth the Company's capitalization at July 31, 1996
(i) on an actual basis; (ii) on a pro forma basis to reflect the issuance of 1,166,660 shares of Common Stock upon the exercise of the Triumph Warrant, the repurchase by the Company from Triumph of 380,930 such shares upon the repayment of the outstanding indebtedness under the Triumph Note, which includes a related extraordinary loss on repayment resulting from the accelerated payment of the remaining original issue discount, and the assumption that such repayment is being financed by another long-term debt instrument; and (iii) as adjusted to reflect the issuance and sale by the Company of 2,900,000 shares of Common Stock offered hereby at an assumed initial public offering price of $14.00 per share and application of the net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds." The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                      JULY 31, 1996 (1)
                                                 -------------------------------
                                                            PRO       PRO FORMA
                                                 ACTUAL    FORMA     AS ADJUSTED
                                                 -------  -------    -----------
                                                       (IN THOUSANDS)
Short-term debt and current portion of capital
 leases........................................  $34,557  $34,557      $ 9,835
                                                 -------  -------      -------
Long-term debt and capital leases, excluding
 current installments(2).......................   23,019   24,774       12,496
                                                 -------  -------      -------
Preferred stock, $.01 par value; 5,000,000
 shares authorized; no shares issued or
 outstanding (as adjusted).....................      --       --           --
Common stock, $.01 par value; 25,000,000 shares
 authorized; 8,713,100 shares issued and
 8,692,695 shares outstanding (actual);
 9,879,760 shares issued and 9,478,425 shares
 outstanding (pro forma); 12,779,760 shares
 issued and 12,378,425 shares outstanding (pro
 forma as adjusted)............................       87       95          124
Additional paid-in-capital.....................    1,384    4,576       41,547
Stock warrants.................................    3,200      --           --
Unallocated shares of employee stock ownership
 plan..........................................   (3,074)  (3,074)      (3,074)
Retained earnings..............................   16,629   15,629(2)    15,629
Treasury stock, 20,405 shares at cost..........      (44)     (44)         (44)
                                                 -------  -------      -------
  Total stockholders' equity...................   18,182   17,182       54,182
                                                 -------  -------      -------
  Total capitalization (including short-term
   debt).......................................  $75,758  $76,513      $76,513
                                                 =======  =======      =======

--------

(1) The table gives effect to the filing of the Company's Amended and Restated Certificate of Incorporation upon the closing of the Offering. The Amended and Restated Certificate of Incorporation provides, among other things, for an authorized capital stock of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. See "Description of Capital Stock."

(2) Long-term debt includes a note payable to Triumph with a balance of $4.7 million at July 31, 1996 and a face value of $6.5 million due in October 1998. The Company intends to prepay the note with a portion of the proceeds of the Offering. In connection with the prepayment, the Company will record an extraordinary expense of approximately $1.8 million ($1.0 million, net of taxes) reflecting the difference between the face amount and the carrying value thereof on the Company's balance sheet on the date of prepayment, as well as the write-off of related debt issuance costs.

                                   DILUTION

  The pro forma net tangible book value of the Company as of July 31, 1996 was $7,543,925, or approximately $0.80 per outstanding share of Common Stock. Pro forma net tangible book value per outstanding share is equal to the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, assuming the issuance of 1,166,660 shares of Common Stock upon the exercise of the Triumph Warrant and the repurchase by the Company from Triumph of 380,930 such shares upon the repayment of the outstanding indebtedness under the Triumph Note. After giving effect to the sale by the Company of 2,900,000 shares of Common Stock offered hereby (assuming an initial public offering price of $14.00 per share) and receipt and application of the net proceeds therefrom, the pro forma net tangible book value of the Company at July 31, 1996 would have been $44,543,925, or approximately $3.60 per share. This represents an immediate increase in pro forma net tangible book value of $2.80 per share to existing stockholders and an immediate dilution of $10.40 per share to new investors purchasing shares in the Offering. Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the amount paid by a new investor for a share of Common Stock. The following table illustrates the per share dilution:

   Assumed initial public offering price per share................       $14.00
     Pro forma net tangible book value as of July 31, 1996........ $0.80
     Increase attributable to new investors.......................  2.80
                                                                   -----
   Pro forma net tangible book value after the Offering...........         3.60
                                                                         ------
   Dilution to new investors......................................       $10.40
                                                                         ======

  The following table summarizes, on a pro forma basis as of July 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average consideration paid per share by the existing stockholders and by the new investors:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ -------------------     AVERAGE
                              NUMBER   PERCENT   AMOUNT    PERCENT PRICE PER SHARE
                            ---------- ------- ----------- ------- ---------------
   Existing stockhold-
    ers(1).................  9,478,425   76.6% $ 3,614,542    8.2%     $ 0.38
   New investors...........  2,900,000   23.4   40,600,000   91.8      $14.00
                            ----------  -----  -----------  -----
     Total................. 12,378,425  100.0% $44,214,542  100.0%
                            ==========  =====  ===========  =====

  The foregoing table and calculations assume no exercise of outstanding options. As of July 31, 1996, options to purchase 638,000 shares of Common Stock were outstanding with a weighted average exercise price of $8.11 per share. To the extent these options are exercised, there will be further dilution to the new investors.
--------

(1) If the Underwriters' over-allotment option is exercised in full, sales by the Selling Stockholders in the Offering will reduce the number of shares held by existing stockholders to 9,043,425, or approximately 73.1% of the total number of shares of Common Stock outstanding after the Offering, and will increase the number of shares held by new investors to 3,335,000, or approximately 26.9% of the total number of shares of Common Stock outstanding after the Offering.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below under the caption Consolidated Statement of Income Data with respect to the fiscal years ended October 31, 1994 and 1995 and the nine months ended July 31, 1996, and under the caption Consolidated Balance Sheet Data at October 31, 1994 and 1995 and July 31, 1996, are derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated financial data presented below under the caption Consolidated Statement of Income Data with respect to the fiscal years ended October 31, 1992 and 1993 and the nine months ended July 31, 1995, and under the caption Consolidated Balance Sheet Data at October 31, 1992 and 1993, are derived from the unaudited consolidated financial statements of the Company that have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The historical results are not necessarily indicative of results to be expected for any future period. The following selected consolidated financial data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

  The merger with Mountain People's has been accounted for as a pooling of interests and therefore the financial data below are presented as if Mountain People's and the Company had been combined for all periods presented.

                                                                   NINE MONTHS ENDED
                                 YEAR ENDED OCTOBER 31,                JULY 31,
                          -------------------------------------    ------------------
                            1992       1993     1994     1995        1995      1996
                          ------------------- -------- --------    --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF INCOME DATA:
Net sales...............  $ 124,366  $153,636 $200,616 $283,323    $188,502  $286,448
Cost of sales...........     99,424   121,148  156,498  223,482     147,706   226,482
                          ---------  -------- -------- --------    --------  --------
Gross profit............     24,942    32,488   44,118   59,841      40,796    59,966
Operating expenses......     21,642    27,176   36,195   48,653      32,740    48,565(2)
Amortization of
 intangibles............          1       199      538    2,426(1)      603       792
                          ---------  -------- -------- --------    --------  --------
Total operating
 expenses...............     21,643    27,375   36,733   51,079      33,343    49,357
                          ---------  -------- -------- --------    --------  --------
Operating income........      3,299     5,113    7,385    8,762       7,453    10,609
                          ---------  -------- -------- --------    --------  --------
Interest expense........        983     1,078    2,275    3,403       2,184     3,943
Other, net..............       (154)      137      122     (173)       (124)     (137)
                          ---------  -------- -------- --------    --------  --------
Total other expense.....        829     1,215    2,397    3,230       2,060     3,806
                          ---------  -------- -------- --------    --------  --------
Income before income
 taxes..................      2,470     3,898    4,988    5,532       5,393     6,803
Income taxes............        982     1,579    1,971    2,929       2,161     2,778
                          ---------  -------- -------- --------    --------  --------
Net income..............  $   1,488  $  2,319 $  3,017 $  2,603    $  3,232  $  4,025
                          =========  ======== ======== ========    ========  ========
Net income per share....  $    0.17  $   0.26 $   0.30 $   0.26    $   0.32  $   0.40
                          =========  ======== ======== ========    ========  ========
Weighted average shares
 of common stock and
 common stock
 equivalents(3).........      8,982     8,982   10,094   10,148      10,148    10,144
                          =========  ======== ======== ========    ========  ========
Pro forma net income per
 share..................                                                     $   0.37(4)
                                                                             ========
                                                 OCTOBER 31,
                                     --------------------------------------  JULY 31,
                                       1992     1993     1994        1995      1996
                                     -------- -------- --------    --------  --------
                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital...................   $  3,498 $  3,895 $ 10,180    $  8,583  $ 10,087
Total assets......................     26,124   37,006   48,476      88,822    98,744
Long-term debt, excluding current
 installments.....................      4,731    7,495   10,209      21,312    22,171
Stockholders' equity..............      1,790    4,258   10,257      13,022    18,182

-------
(1) Operating income for fiscal 1995 includes a non-recurring expense of $1.6 million related to the write-off of intangible assets. Excluding the $1.6 million non-recurring expense, operating income would have been $10.4 million in fiscal 1995.
(2) Operating income for the nine months ended July 31, 1996 includes a non-recurring expense of $1,056,100 related to the grant of options under the Company's 1996 Stock Option Plan and a non-recurring expense of $458,000 representing costs associated with the Mountain People's merger. Excluding the $1,514,100 of non-recurring expenses, operating income would have been $12.1 million in the nine months ended July 31, 1996.

(3) Does not reflect the intended repurchase by the Company, upon the repayment of the outstanding indebtedness under the Triumph Note, of 380,930 shares of Common Stock issuable upon the exercise of the Triumph Warrant.

(4) The Company intends to use the estimated net proceeds from the Offering to repay indebtedness. The pro forma net income of $4.7 million reflects the reduction in interest expense (at an effective annual interest rate of approximately 8%) resulting from the application of the estimated net proceeds and the $1.0 million extraordinary loss (net of tax) which would occur upon the repayment of the Triumph indebtedness as a result of the accelerated payment of the remaining original issue discount. Such pro forma net income was divided by 12.7 million pro forma weighted average shares of Common Stock outstanding, which reflects the issuance of 2,900,000 shares of Common Stock offered hereby and the repurchase by the Company of 380,930 shares of Common Stock upon repayment of the outstanding indebtedness under the Triumph Note.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  United Natural is one of only two national distributors of natural foods and related products in the United States. The Company currently distributes more than 25,000 natural products to more than 5,500 customers located in 43 states. United Natural's distribution operations are divided into three principal regions: Cornucopia in the eastern United States; Mountain People's in the western United States; and Rainbow in the Rocky Mountains and Plains regions. Through its Natural Retail Group, the Company also owns and operates eight retail natural products stores located in the eastern United States.

  In recent years, the Company has increased sales to existing and new customers through the acquisition of or merger with existing natural products distributors, the opening of distribution centers in new geographic areas and the expansion of existing distribution centers, as well as continuing growth in the natural products industry generally. Management believes that through these actions the Company has been able to broaden its geographical penetration, increase its market share, expand its customer base and enhance and diversify its product offerings.

  The Company is currently in the process of integrating many of the operating functions of its recent acquisitions to achieve operating efficiencies by
(i) eliminating geographic overlaps in distribution, (ii) integrating administrative, finance and accounting functions of its three regions, (iii) expanding marketing and customer service programs and (iv) expanding its information and warehouse management systems to all of its facilities. In addition, the Company's continuing growth has created the need for expansion of existing facilities to achieve maximum operating efficiencies and to assure adequate space for future needs. While operating margins may be affected in periods in which expenses are incurred to support the Company's continued growth, over the long term, the Company expects to benefit from increased absorption of its expenses over a larger sales base. In recent years, the Company has incurred significant expenditures in connection with the expansion of its facilities, including the expansion of its distribution center and headquarters in Connecticut and the expansion of refrigerated space in its Georgia facility. The Company intends to build a new facility in Colorado, which is expected to be operational during the second half of calendar 1997, and to replace its auxiliary storage facility in Sacramento, California with a larger facility adjacent to its Auburn, California distribution center, which is expected to be substantially complete by late calendar 1997. The Company depreciates its facilities over 40 years and its equipment over three to ten years.

  The Company has also made a significant investment in designing and installing proprietary information and warehouse management systems in its Connecticut and Georgia facilities. The Company intends to install its information and warehouse management systems in other regions in stages, with installation commencing in Colorado in early calendar 1997 and in California and Washington in late calendar 1997.

  The Company's retail strategy for NRG is to selectively acquire existing natural products stores that meet the Company's strict criteria in categories such as sales and profitability, growth potential, merchandising and management. Management believes the Company's retail business serves as a natural complement to its distribution business.

  The Company's net sales consist primarily of sales of natural products to retailers, after customer volume discounts, returns and allowances, and, to a lesser extent, sales from its natural products retail stores. The principal components of the Company's cost of sales include the amount paid to manufacturers and growers for products sold plus the cost of transportation of the product to the Company's distribution facilities. Generally, the Company is able to pass along price increases and decreases to its customers. As a result, the Company's net sales and profit levels may be negatively affected during periods of food price deflation, even though the Company's gross profit as a percentage of net sales may remain relatively constant. Operating expenses include primarily labor-related expenses, employee benefits (including payments under the Company's ESOP), selling, warehousing, delivery and occupancy expenses, depreciation and other distribution and administrative costs. Other expenses include interest payments on outstanding indebtedness, miscellaneous expenses and other non-recurring expenses.

RECENT ACQUISITIONS

  On February 20, 1996, a subsidiary of the Company merged with and into Mountain People's, whereupon Mountain People's became a wholly owned subsidiary of the Company. The merger with Mountain People's was accounted for as a pooling of interests and, accordingly, all financial information included in this Prospectus is reported as though the companies had been combined in all periods reported. The Company acquired all of the outstanding capital stock of Mountain People's in exchange for approximately 37% of the stock of the Company after the merger. The consideration paid by the Company for Mountain People's was established by the parties through arms-length negotiations and was based on an estimate of the relative fair value of Mountain People's as a going concern. See Note 2 of Notes to the Company's Consolidated Financial Statements.

   On May 22, 1995, prior to its merger with United Natural, Mountain People's acquired Nutrasource, a distributor of natural products in the Pacific Northwest region. The total cash and debt issued to acquire Nutrasource was approximately $2.8 million, which exceeded the fair value of the net assets acquired by approximately $1.3 million. In addition, the Company paid $1.0 million to a stockholder of Nutrasource in consideration for a covenant not to compete. On July 29, 1995, the Company acquired Rainbow, a distributor of natural products in the Rocky Mountains and Plains regions. The total cash and debt issued to acquire Rainbow was approximately $8.5 million, which exceeded the fair value of the net assets acquired by approximately $4.5 million. The acquisitions of Nutrasource and Rainbow were accounted for under the purchase method of accounting, and, accordingly, all of the financial information for Rainbow and Nutrasource have been included in this Prospectus since their respective dates of acquisition. The excess of the purchase price over the net assets acquired in each of these acquisitions has been recorded as goodwill and will be amortized by the Company over 30 years.

  The Company's fiscal years ended October 31, 1994 and 1995 are referred to herein as "fiscal 1994" and "fiscal 1995," respectively. The Company has changed its fiscal year end to July 31.

RESULTS OF OPERATIONS

  The following table presents, for the periods indicated, certain income and expense items expressed as a percentage of net sales:

                                          FISCAL YEAR ENDED      NINE MONTHS
                                             OCTOBER 31,       ENDED JULY 31,
                                          ------------------   ----------------
                                            1994      1995      1995     1996
                                          --------  --------   -------  -------
Net sales................................    100.0%    100.0 %   100.0%   100.0%
Cost of sales............................     78.0      78.9      78.4     79.1
                                          --------  --------   -------  -------
  Gross profit...........................     22.0      21.1      21.6     20.9
                                          --------  --------   -------  -------
Operating expenses.......................     18.0      17.1      17.4     17.0
Amortization of intangibles..............      0.3       0.9       0.3      0.2
                                          --------  --------   -------  -------
Total operating expenses.................     18.3      18.0      17.7     17.2
                                          --------  --------   -------  -------
  Operating income ......................      3.7       3.1       3.9      3.7
                                          --------  --------   -------  -------
  Interest expense ......................      1.1       1.2       1.2      1.3
  Other, net ............................      0.1      (0.1)     (0.1)     0.0
                                          --------  --------   -------  -------
  Other expense, net ....................      1.2       1.1       1.1      1.3
                                          --------  --------   -------  -------
Income before income taxes ..............      2.5       2.0       2.8      2.4
  Income taxes ..........................      1.0       1.0       1.1      1.0
                                          --------  --------   -------  -------
Net income...............................      1.5%      0.9%      1.7%     1.4%
                                          ========  ========   =======  =======

NINE MONTHS ENDED JULY 31, 1996 COMPARED TO NINE MONTHS ENDED JULY 31, 1995

  Net Sales. The Company's net sales increased 51.9%, or $97.9 million, to $286.4 million in the nine months ended July 31, 1996 from $188.5 million in the nine months ended July 31, 1995. The increase in net sales was primarily due to additional sales of $74.5 million attributable to Nutrasource and Rainbow, whose operations were included for the entire nine-month period in 1996. Sales of $6.5 million were attributable to two months of operations of Nutrasource during the comparable 1995 period. The increase was also attributable to increased sales by the Company to existing customers, including net sales attributable to new products offered by the Company and net sales to new customers in existing geographic distribution areas as well as new geographic areas not formerly served by the Company.

  Gross Profit. The Company's gross profit increased 47.0%, or $19.2 million, to $60.0 million in the nine months ended July 31, 1996 from $40.8 million in the nine months ended July 31, 1995. The Company's gross profit as a percentage of net sales decreased to 20.9% for the nine months ended July 31, 1996 from 21.6% in the nine months ended July 31, 1995. The decrease in the gross profit as a percentage of net sales was primarily due to the lower-margin business of the Company's recently acquired distributors and to the increase in net sales during fiscal 1996 attributable to natural products supermarket chains, which tend to buy in larger quantities and to qualify for greater volume discounts.

  Operating Expenses. The Company's total operating expenses increased 48.3%, or $16.1 million, to $49.4 million in the nine months ended July 31, 1996 from $33.3 million in the nine months ended July 31, 1995. As a percentage of net sales, operating expenses decreased to 17.2% in the nine months ended July 31, 1996 from 17.7% in the nine months ended July 31, 1995. Total operating expenses in the nine months ended July 31, 1996 included a non-cash expense of $1,056,100 related to the grant of options under the Company's 1996 Stock Option Plan and a non-recurring expense of $458,000 representing costs associated with the Mountain People's merger. Excluding the $1.5 million of non-recurring expenses, the Company's total operating expenses would have been $47.8 million, or 16.7% of net sales, for the nine months ended July 31, 1996. The decrease in total operating expenses as a percentage of net sales was primarily attributable to the Company's increased absorption of overhead and fixed expenses over a larger sales base. In addition, the Company achieved increased operating efficiencies through the implementation of new information and warehouse management systems in its Connecticut and Georgia facilities.

  Depreciation expense increased 91.7%, or $1.1 million, to $2.3 million in the nine months ended July 31, 1996 from $1.2 million in the nine months ended July 31, 1995, primarily due to the Company's purchase of its distribution center and headquarters in Connecticut in August 1995 and the inclusion of a full period of depreciation for Nutrasource and Rainbow in the nine months ended July 31, 1996. The Company's amortization of intangible assets increased 31.5%, or $189,943, to $792,615 in the nine months ended July 31, 1996 from $602,672 in the nine months ended July 31, 1995. This increase was primarily attributable to the inclusion of amortization expense for Nutrasource and Rainbow for the entire nine months ended July 31, 1996, compared with two months of amortization expense for Nutrasource for the nine months ended July 31, 1995.

  Operating Income. Operating income increased $3.1 million, or 42.3%, to $10.6 million in the nine months ended July 31, 1996 from $7.5 million in the nine months ended July 31, 1995. As a percentage of net sales, operating income declined to 3.7% at the nine months ended July 31, 1996 from 3.9% in the nine months ended July 31, 1995. Excluding the $1.5 million of non-recurring expenses discussed above, operating income would have been $12.1 million, or 4.2% of net sales, in the nine months ended July 31, 1996.

  Other Income (Expense). The $1.8 million increase in interest expense in the nine months ended July 31, 1996 compared to the nine months ended July 31, 1995 was primarily attributable to the indebtedness incurred in connection with the purchase of the Company's Connecticut facility in August 1995 and the acquisitions of Nutrasource and Rainbow, along with an increase in borrowings under the Company's revolving line of credit to fund increasing inventory and accounts receivable balances related to the Company's increased sales.

  Income Taxes. The Company's effective income tax rates were 40.8% and 40.1% for the nine months ended July 31, 1996 and 1995, respectively. The effective rates were higher than the federal statutory rate due to nondeductible costs associated with the merger with Mountain People's and state and local income taxes.

  Net Income. As a result of the foregoing, the Company's net income increased by 24.5%, or $0.8 million, to $4.0 million in the nine months ended July 31, 1996 from $3.2 million in the nine months ended July 31, 1995. Excluding the $1.5 million ($0.9 million net of taxes) non-recurring expenses related to the granting of options under the 1996 Stock Option Plan and the costs associated with the Mountain People's merger, net income would have been $4.9 million, or 1.7% of net sales, in the nine months ended July 31, 1996.

FISCAL 1995 TO FISCAL 1994

  Net Sales. The Company's net sales increased 41.2%, or $82.7 million, to $283.3 million in fiscal 1995 from $200.6 million in fiscal 1994. The increase in net sales was primarily due to additional sales of $33.5 million attributable to Nutrasource and Rainbow, whose operations were included in the fiscal 1995 results for five months and three months, respectively. No financial results of Nutrasource or Rainbow were included in the comparable 1994 period. The increase in net sales was also attributable to increased sales by the Company to existing customers, the introduction of new products not formerly carried by the Company and the inclusion of sales to new accounts within existing geographic distribution areas.

  Gross Profit. The Company's gross profit increased 35.6%, or $15.7 million, to $59.8 million in fiscal 1995 from $44.1 million in fiscal 1994. The Company's gross profit as a percentage of net sales decreased to 21.1% in fiscal 1995 from 22.0% in fiscal 1994. The decrease in gross profit as a percentage of net sales was primarily attributable to the lower-margin business of the Company's recently acquired distributors and to the increase in net sales during fiscal 1995 attributable to natural products supermarket chains, which tend to buy in larger quantities and to qualify for greater volume discounts. In addition, the Company's gross profit as a percentage of net sales declined due to a smaller percentage of net sales represented by sales from the Company's higher-margin NRG stores.

  Operating Expenses. The Company's total operating expenses increased 39.1%, or $14.4 million, to $51.1 million in fiscal 1995 from $36.7 million in fiscal 1994. As a percentage of net sales, total operating expenses decreased to 18.0% in fiscal 1995 from 18.3% in fiscal 1994. Total operating expenses in fiscal 1995 included a non-recurring expense of $1.6 million related to the write-off of intangible assets. Excluding the non-recurring expense of $1.6 million, total operating expenses would have been $49.5 million, or 17.5% of net sales, in fiscal 1995. The decrease in total operating expenses as a percentage of net sales was primarily attributable to the Company's increased absorption of overhead and fixed expenses over a larger sales base.

  Depreciation expense increased 61.5%, or $0.8 million, to $2.1 million in fiscal 1995 from $1.3 million in fiscal 1994, primarily due to the Company's purchase of its distribution center and headquarters in Connecticut in August 1995 and the inclusion of a partial year of depreciation for each of Nutrasource and Rainbow in fiscal 1995 and no depreciation resulting from such acquisitions in fiscal 1994. The Company's amortization of intangible assets increased 450.9%, or $1.9 million, to $2.4 million, in fiscal 1995 from $0.5 million in fiscal 1994. This increase was attributable to higher goodwill costs associated with the acquisitions of Nutrasource and Rainbow. In connection with its on-going evaluation of intangible assets and in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company wrote off $1.6 million in intangible assets upon evaluating the value of the underlying businesses of certain of its retail operations. The impairment was indicated by projected cash flow losses caused by increased competition at one location and a change in demographics for the other affected location.

  Operating Income. Operating income increased $1.4 million, or 18.7%, to $8.8 million in fiscal 1995 from $7.4 million in fiscal 1994. As a percentage of net sales, operating income decreased to 3.1% in fiscal 1995 from 3.7% in fiscal 1994. Excluding the $1.6 million non-recurring expense related to the write-off of intangible assets, operating income would have been $10.4 million, or 3.7% of net sales, in fiscal 1995.

  Other Income (Expense). The $1.1 million increase in interest expense in fiscal 1995 compared to fiscal 1994 was primarily attributable to the indebtedness incurred in connection with the purchase of the Company's Connecticut facility in August 1995 and the recent acquisitions of Nutrasource and Rainbow. In addition, the Company experienced increased costs under its revolving line of credit due to the higher borrowings required to fund the increasing inventory and accounts receivable balances related to the Company's increased sales.

  Income Taxes. The Company's effective income tax rates were 52.9% and 39.5% for fiscal 1995 and 1994, respectively. The effective rates were higher than the federal statutory rate due to nondeductible goodwill amortization, especially the write-off of the intangible assets in fiscal 1995, as well as state and local income taxes.

  Net Income. As a result of the foregoing, the Company's net income decreased by 13.7%, or $0.4 million, to $2.6 million in fiscal 1995 from $3.0 million in fiscal 1994. Excluding the $1.6 million non-recurring expense related to write-off of intangible assets ($1.0 million net of taxes), net income would have been $4.3 million, or 1.5% of net sales, in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

  The Company historically has financed its operations and growth primarily with cash flows generated from operations, borrowings under its credit facility, seller financing of acquisitions, operating and capital leases and normal trade credit terms. The Company finances its investment in inventory and accounts receivable principally with its credit facility and trade accounts payable.

  The Company's cash provided (used) by operations was $1.5 million, $(0.9) million and $(1.3) million in the nine months ended July 31, 1996, fiscal 1995 and fiscal 1994, respectively. The increase in cash generated from operations in the nine months ended July 31, 1996 was primarily attributable to the increase in net income. The decreases in cash generated from operations in both fiscal 1995 and 1994 were primarily attributable to increases in accounts receivable and inventory which resulted from the expansion of product lines and growth of the business. The Company's working capital at July 31, 1996 was $10.1 million.

  Investing activities, consisting primarily of capital expenditures and the purchase of subsidiaries, used cash of $7.0 million, $18.5 million and $3.7 million in the nine months ended July 31, 1996, fiscal 1995 and fiscal 1994, respectively. The Company spent $7.1 million and $9.9 million in capital expenditures in the nine months ended July 31, 1996 and fiscal 1995, respectively, primarily to fund the acquisition and expansion of its Connecticut distribution facility, the related purchase of material handling equipment, tractors and trailers and the development and installation of new management information systems. The capital expenditures were primarily funded from senior bank indebtedness which is described below, capital and operating leases, term loans and cash provided from operating activities.

  The Company's cash flows generated from financing activities were $5.3 million, $19.4 million and $5.0 million in the nine months ended July 31, 1996, fiscal 1995 and fiscal 1994, respectively. During the nine months ended July 31, 1996, net cash provided by financing activities included proceeds from the re-financing of the Company's senior bank facility. During fiscal 1996, approximately $5.3 million in long-term debt was repaid with cash proceeds from the re-financing and from cash provided from operating activities.
  On February 20, 1996, the Company entered into a credit agreement with its bank to provide a $50 million facility for working capital, term loans and a mortgage for its Connecticut facility. Interest under the credit agreement accrues at the Company's option, at 0.25% above the New York Prime Rate or 2.25% above the bank's London Interbank Offered Rate, and the Company has the option to fix the rate for all or a portion of the debt for a period of up to 180 days. The credit agreement imposes limitations on the incurrence of additional indebtedness and requires the Company to satisfy certain financial tests, including capital expenditures, a minimum working capital ratio, a minimum adjusted tangible net worth, current ratio and cash flow tests. The Company has pledged all of its assets as collateral for its obligations under the credit agreement. As of July 31, 1996, the Company's outstanding borrowings under the credit agreement totalled $34.8 million. The credit agreement expires on July 31, 1998 and there can be no assurance that, upon such expiration, the Company will be able to refinance the credit agreement on terms satisfactory to the Company.

  The Company currently expects to make aggregate capital expenditures of approximately $13.0 million in fiscal 1997 and fiscal 1998 to fund the expansion of its existing facilities, to continue to upgrade its information systems and to update its material handling equipment.

  Management believes that, following the consummation of the Offering, the Company will have adequate capital resources and liquidity to meet its borrowing obligations, fund all required capital expenditures and pursue its business strategy, with the exception of any significant acquisitions which may be made by the Company, through fiscal 1998. The Company's capital resources and liquidity are expected to be provided by the net proceeds of the Offering, as well as cash flow from operations and borrowings under the credit facility and capital and operating leases. Substantially all of the net proceeds of the Offering will be used to repay certain of the Company's outstanding indebtedness. See "Use of Proceeds."

QUARTERLY RESULTS AND SEASONALITY

  Generally, the Company's operating results have not reflected any material seasonal variations, although the Company's sales and operating results may vary significantly from quarter to quarter due to factors such as changes in the Company's operating expenses, management's ability to execute the Company's operating and growth strategies, personnel changes, demand for natural products, supply shortages and general economic conditions.

  The table below presents selected unaudited quarterly financial data for the quarters indicated. The quarterly financial data reflect, in the opinion of management, all adjustments (which include only normal or recurring adjustments) necessary to present the selected financial results for such periods. Results of any one or more quarters are not necessarily indicative of annual results or continuing trends.

                                                 QUARTER ENDED
                         ---------------------------------------------------------------
                         OCTOBER 31, 1995 JANUARY 31, 1996 APRIL 30, 1996  JULY 31, 1996
                         ---------------- ---------------- --------------  -------------
                                                 (IN THOUSANDS)
Net sales...............     $94,821          $92,283         $96,432         $97,733
Gross profit............      19,045           19,344          20,219          20,404
  Gross margin..........        20.1%            21.0%           21.0%           20.9%
Operating income........     $ 1,308(1)       $ 3,100         $ 4,015(2)      $ 3,494(3)
  Operating margin......         1.4%(1)          3.4%            4.2%(2)         3.6%(3)
Net income (loss).......     $  (631)         $ 1,109         $ 1,552         $ 1,364

--------

(1) Operating income for the quarter ended October 31, 1995 includes a non-recurring expense of $1.6 million related to the write-off of intangible assets. Excluding the $1.6 million non-recurring expense, operating income would have been $2.9 million, or 3.1% of net sales, for the quarter ended October 31, 1995.

(2) Operating income for the quarter ended April 30, 1996 includes a non-recurring expense of $458,000 representing costs associated with the Mountain People's merger. Excluding the $458,000 non-recurring expense, operating income would have been $4.5 million, or 4.6% of net sales, for the quarter ended April 30, 1996.
(3) Operating income for the quarter ended July 31, 1996 includes a non-recurring expense of $1,056,100 related to the grant of options under the Company's 1996 Stock Option Plan. Excluding the $1,056,100 non-recurring expense, operating income would have been $4.6 million, or 4.7% of net sales, for the quarter ended July 31, 1996.

IMPACT OF INFLATION

  Generally, the Company has been able to pass on inflation-related cost increases; consequently, inflation has not had a material impact on the Company's operations or profitability.

RECENTLY ISSUED ACCOUNTING STANDARDS

  The Financial Accounting Standards Board recently issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement introduces a fair value-based method of accounting for stock-based compensation. Under SFAS 123, the Company may either adopt the new fair value based method or provide pro forma disclosure of net income (loss) as if the accounting provisions of SFAS 123 had been adopted. The Company intends to retain the intrinsic method of accounting for stock-based employee compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provide the required pro forma disclosure in fiscal 1997. SFAS No. 123 is not expected to have any effect on the Company's financial position or results of operations.

  The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" in November 1993. This statement provides guidance on employers' accounting for employee stock ownership plans and is required to be applied to shares purchased by such plans after December 31, 1992 that have not been committed to be released as of the beginning of the year of adoption. SOP 93-6 requires, among other things, that employers recognize compensation cost equal to the fair value of the shares committed to be released rather than its original cost and that ESOP shares that have not been committed to be released should not be considered outstanding for purposes of computing earnings per share. As the Company's ESOP was adopted in 1988, the Company will continue to adhere to the guidance of SOP 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans," until such time as additional shares are purchased. Management does not expect any such purchases to occur in the foreseeable future.

EXTRAORDINARY LOSS

  The Company intends to use a portion of the net proceeds of the Offering to prepay the $6.5 million due to Triumph under a senior note due October 31, 1998. In connection with the prepayment, the Company will record an extraordinary expense of approximately $1.8 million ($1.0 million, net of taxes) reflecting the difference between the face amount of $6.5 million and the carrying value thereof on the Company's balance sheet on the date of prepayment, as well as the write-off of related debt issuance costs.

                                   BUSINESS

  United Natural Foods, Inc. is one of only two national distributors of natural foods and related products in the United States. The Company currently serves more than 5,500 customers located in 43 states, including independent natural products stores, natural products supermarket chains and conventional supermarkets. The Company distributes more than 25,000 high-quality, national, regional and private label natural products in six categories consisting of groceries and general merchandise, nutritional supplements, bulk and foodservice products, personal care items, perishables and frozen foods. United Natural's distribution operations are divided into three principal regions: Cornucopia in the eastern United States, Mountain People's in the western United States and Rainbow in the Rocky Mountains and Plains regions. The Company operates five strategically located distribution centers and two satellite staging facilities within these regions to better serve its customers and realize operating efficiencies. The Company also owns and operates eight retail natural products stores located in the eastern United States that management believes complement its distribution business.

  Over the last four years, the Company's net sales increased at a compound annual growth rate of 31.6% to $283.3 million in fiscal 1995. For the nine months ended July 31, 1996, the Company's net sales increased by 51.9% over the comparable prior year period to $286.4 million. This growth in net sales and corresponding increase in market share resulted primarily from the Company's acquisitions of large, regional natural products distributors, the development of new and the expansion of existing distribution capacity and an increase in product sales to existing and new customers, as well as continuing growth in the natural products industry sector generally. In addition to growth in net sales, during the same period, the Company's operating income increased at a compound annual growth rate of 46.6% to $10.4 million in fiscal 1995 (excluding a non-recurring expense of $1.6 million relating to intangible assets in fiscal 1995). For the nine months ended July 31, 1996, the Company's operating income increased by 62.5% over the comparable prior year period to $12.1 million (excluding non-recurring expenses of $1.5 million incurred in connection with the merger of the Company with Mountain People's and the grant of options under the Company's 1996 Stock Option Plan). See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and Notes 1 and 3 of Notes to the Company's Consolidated Financial Statements. The Company's growth in operating income is attributable to increased efficiencies created by its higher net sales levels, greater purchasing power, improved information and warehouse management systems and expanded distribution capacity.

NATURAL PRODUCTS INDUSTRY

  Natural foods and related products are minimally processed, environmentally friendly, largely or completely free from artificial ingredients, preservatives and other non-naturally occurring chemicals and in general as close to their natural state as possible. Although most natural products are food products, including organic foods, the natural products industry encompasses a number of other categories, including nutritional and herbal supplements, toiletries and personal care items, naturally based cosmetics, natural/homeopathic medicines and naturally based cleaning agents.

  Although sales growth in the grocery products industry has been relatively flat in recent years, according to The Natural Foods Merchandiser, a leading industry publication, sales in the natural products industry have grown at a 20.2% compound annual growth rate in the last four years accelerating from a 13.8% increase in 1992 to a 22.6% increase in 1995, when total domestic sales of natural products reached approximately $9.2 billion. This growth is being propelled by several factors, including an increasing awareness of the link between diet and health, consumer trends toward healthier eating habits, concern regarding food purity and safety and greater environmental awareness. Total sales of natural products represented less than 3.0% of the total grocery industry sales in 1995, which management believes allows for significant potential future sales growth.

  According to The Natural Foods Merchandiser, the natural products retailing sector is highly fragmented, with over 6,600 independent natural products retailers in operation in 1995 and continuing to grow annually. Although the natural products industry sector remains fragmented, natural products supermarkets continue to increase their market share of total natural products sales as they expand into additional geographic markets and acquire smaller independent competitors. In addition, conventional supermarkets and mass market outlets have also begun to increase their emphasis on the sale of natural products as the sector gains appeal. Moreover, as consumer demand for natural products has grown, an increasing number of national, regional and local natural products have become available as more suppliers and producers have entered the market.

  The natural products distribution business involves the sourcing, purchasing, warehousing, marketing and transportation of natural products from suppliers to retailers. As the number of suppliers of and retail outlets for natural products has continued to increase, the role of the distributor has become increasingly important. Suppliers of natural products rely on distributors to reach a fragmented customer base and to provide information on consumer preferences at the retail level. At the same time, retailers are placing increasing pressure on distributors for more frequent deliveries, greater product selection, higher fill rates, more information on product movement and additional specialized programs such as financing, merchandising assistance, marketing support and assistance in consumer education. The Company believes that in order to be successful in this market a distributor must have access to capital to invest in systems, technology and warehouse enhancements, broad product knowledge and the ability to provide value added services designed to enable customers to become more efficient and profitable. Management believes that the Company is well-positioned to meet the increasing needs of both its suppliers and customers.

BUSINESS STRATEGY

  The Company's objective is to better meet the changing needs of both suppliers and retailers and to be the leading national distributor of natural products. The key elements of the Company's business strategy include:

  NATIONAL PRESENCE. With five distribution centers strategically located in California, Colorado, Connecticut, Georgia and Washington and two satellite staging facilities in Florida and Pennsylvania, the Company is well positioned to provide distribution services to natural products retailers and suppliers located across the United States. As a result, the Company is able to (i) provide next-day delivery service to a majority of its active customers, (ii) make multiple deliveries each week to its largest customers, (iii) coordinate its inventory management with regional purchasing patterns and (iv) achieve significant operating efficiencies.

  INTEGRATION OF RECENT ACQUISITIONS. United Natural recently made three strategic acquisitions and is currently in the process of integrating these operations to increase the Company's overall efficiency by: (i) eliminating geographic overlaps in distribution, (ii) integrating administrative, finance and accounting functions, (iii) expanding marketing and customer service programs and (iv) upgrading information systems. To preserve its regional focus, the Company intends to keep the majority of the purchasing, pricing, sales and marketing decisions at the regional level.

  PURCHASING POWER AND SUPPLIER RELATIONSHIPS. As a result of its size of operations, national presence and access to retailers within the highly fragmented natural products sector, the Company is able to supply a superior selection of natural products at more competitive prices and on better terms, including supplier- sponsored marketing dollars, than many of its smaller, regional competitors. These prices and marketing support are then passed on to the Company's retail customers, thereby enhancing the Company's reputation as a low-cost supplier that offers extensive marketing programs. In addition, in order to increase its appeal to a number of suppliers and to receive better pricing, the Company has recently centralized the purchasing of specific products. For example, the Company has positioned itself as the largest purchaser of bulk products in the natural products industry by centralizing its purchase of nuts, seeds, grains, flours and dried foods.

  DIVERSE, HIGH-QUALITY PRODUCT LINE. The Company distributes a mix of more than 25,000 national, regional and private label natural products, which products are continually evaluated, updated and expanded to satisfy the needs of its diverse customer base. The Company believes that its product selections meet or exceed its regional competitors' selection in every market that it serves. The Company continually updates its product mix by evaluating more than 10,000 potential new products each year and offering approximately 300 new products each month, while discontinuing approximately 150 less successful products each month. In addition, the Company offers a selection of private label products chosen to address customer preferences that are not otherwise being met by other suppliers.

  REGIONAL RESPONSIVENESS. By decentralizing the majority of its purchasing, pricing, sales and marketing decisions at the regional level, the Company is able to respond to regional and local customer preferences, while taking advantage of the economies of scale associated with the Company's national operations. Each of the Company's three regional operations (Cornucopia, Rainbow and Mountain People's) has extensive knowledge of the local and regional taste preferences in a particular marketplace and has the ability to provide products to accommodate local trends. In addition, the Company is able to customize services, respond quickly with pricing decisions to meet local competition and rapidly accommodate customer requirements, as necessary.

  CUSTOMER SERVICE AND MARKETING PROGRAMS. In addition to providing its customers with delivery services which include next-day and more frequent deliveries and an order fill rate in excess of 95% (excluding products unavailable from the supplier), the Company offers its customers a selection of inventory management, merchandising, marketing, promotional and event management services to increase customer sales and enhance customer satisfaction. The Company attributes its high fill rates and timely deliveries to its experienced purchasing department and sophisticated warehousing, inventory control and distribution systems. The Company offers its customers a broad range of marketing services, many of which are supplier-sponsored, including monthly and seasonal flier programs, in-store signage and assistance in product display, all in order to assist its customers in increasing sales.

  INFRASTRUCTURE AND MANAGEMENT. The Company recently made a significant investment in designing its proprietary, sophisticated information and warehouse management systems and recently expanded its Connecticut distribution facility from 165,000 to 245,000 square feet to achieve additional operating efficiencies and cost reductions. The Company's warehouse management systems incorporate an efficient method of storing, locating and rotating incoming and outgoing merchandise. The Company is planning on installing its information systems and expanding its distribution capacity in its Colorado and California facilities. The Company continually evaluates and upgrades its management information systems based on the best practices at its regional operations in order to make the systems more efficient, cost effective and responsive to customer needs. Overseeing the Company's operations are eight senior managers with an average of over 15 years of experience in the natural products industry. More than 85 of the Company's employees have over ten years of experience in the industry.

GROWTH STRATEGY

  Key elements of the Company's growth strategy include:

  EXPAND CUSTOMER BASE. While continuing to focus on maintaining relationships with its existing natural products retail customers, the Company's goal is to expand its customer base to keep up with increasing demand for natural products. The Company is continually cultivating relationships with new customers for natural products, such as natural products supermarket chains, as well as conventional supermarkets, other mass market outlets, institutional foodservice providers, hotels and gourmet stores which are increasing their natural product offerings.

  INCREASE SALES TO EXISTING CUSTOMERS. The Company believes that a significant opportunity exists to increase its sales penetration of its existing retail customer base by (i) expanding the Company's role as the primary supplier to the majority of its customers, (ii) expanding the number of products and product categories offered and (iii) providing pricing incentives and marketing support to generate higher sales levels by its customers.

  EXPAND MARKET PRESENCE. The Company intends to expand its market penetration of existing and new markets by increasing the distribution capacity of its existing facilities and by building new distribution facilities. In addition, while the Company has no agreements or understandings with regard to acquisitions at this time, it will continue to selectively evaluate opportunities to acquire local distributors to fill in existing markets and regional distributors to expand into new markets.

PRODUCTS

 CURRENT PRODUCTS

  The Company's extensive selection of high-quality natural products enables it to provide a primary source of supply to a diverse base of customers whose product needs vary significantly. The Company distributes over 25,000 products, consisting of national brand, regional brand, private label and master distribution products in six product categories consisting of grocery and general merchandise, nutritional supplements, bulk and foodservice products, personal care items, perishables and frozen foods.

  The approximate percentage of the Company's sales represented by each of the six major product categories during fiscal 1995 are as follows:

                                                   PERCENTAGE
           CATEGORY                                 OF SALES
           --------                                ----------
           Grocery and General Merchandise........    46.1%
           Nutritional Supplements................    13.4
           Bulk and Foodservice Products..........    12.9
           Personal Care Items....................    11.1
           Perishables............................     9.4
           Frozen Foods...........................     7.1
                                                     -----
                                                     100.0%

  NATIONAL BRANDS. National brand products are recognized and distributed throughout the United States and typically possess features, including taste and packaging, that are recognizable and appeal to a large and diverse customer base. With five distribution centers and two satellite staging facilities, the Company is well positioned to distribute national brand products across the United States. The Company has secured the distribution rights to more than 1,000 brands of nationally known products, including:

    -- Arrowhead Mills cereals and mixes
    -- Celestial Seasoning teas
    -- Hain rice cakes
    -- Imagine Foods Rice Dream non-dairy beverages
    -- Knudsen and After the Fall juices
    -- Stonyfield Farm yogurts
    -- Tom's of Maine toothpaste
    -- Twin Lab vitamins
    -- Wholesome and Hearty Gardenburger frozen patties

  REGIONAL BRANDS. Regional brand products are recognized by and distributed in selected areas of the country to satisfy the demands of consumers in specific geographic regions. In addition, the short shelf life of many regional brands makes national distribution impracticable. The Company's decentralized purchasing practices enable regional buyers familiar with consumer demand to offer products that have a particular appeal to consumers in that region. The Company distributes over 800 regional brands to its customers, including:

    --Guisto's products (West Coast)
    --Montana Moon (Rocky Mountains)
    --Mountain High yogurt (Rocky Mountains)
    --Nancy's Creamery products (West Coast)
    --New England Natural Bakers (East Coast)
    --Seven Stars Dairy (East Coast)

  PRIVATE LABEL PRODUCTS. The Company also offers private label products to address certain preferences of customers that are not otherwise being met by other suppliers. The Company's private label program is designed to take advantage of market opportunities created by a lack of supply of a type of product. The Company currently offers the following private label products:

    --Clear Spring waters
    --Farmer's Pride eggs
    --Guardian vitamins and supplements
    --Natural Sea fish products

  The Company believes that, through private label brands, it is able further to differentiate itself from its competitors and earn higher margins compared to its branded product offerings. The Company has achieved significant geographic distribution of its private label products due to its immediate access to its national customer base and the effectiveness of its marketing programs. As a result, the Company intends to broaden its private label offerings and has recently hired a senior executive to direct its private label product operations. In the future, the Company expects to continue to outsource the manufacturing, packing and labeling of its private label products and believes that the success of its private label program will depend on widespread distribution of its products along with effective marketing programs that ensure continued shelf placement. Sales of private label products represented less than 1% of the Company's total net sales in fiscal 1995. Over time, the Company intends to increase the proportion these higher margin products represent of its overall sales.

  MASTER DISTRIBUTION PRODUCTS. Master distribution products are products that are available exclusively through the Company as master distributor which enables smaller manufacturers to more efficiently access the market. All competing distributors must purchase such products from the Company. The Company has the master distribution rights for the following brands:

    --Cornucopia pet foods
    --Dal Raccolto imported Italian oils and vinegars
    --Living Foods nutritional supplements
    --Purdey's nutritionally enhanced beverages
    --Rudi's Bakery specialty breads
    --Wolfgang Puck frozen pizzas and entrees
 NEW PRODUCTS

  The Company evaluates more than 10,000 potential new products each year based on existing and anticipated trends in consumer preferences and buying patterns. Since 1992, the Company has introduced an average of 300 new products each month, while discontinuing approximately 150 less successful products. The Company's buyers regularly attend regional natural, organic, specialty, ethnic and gourmet products shows to review the latest product introductions that are likely to be of interest to retailers and consumers. The Company also actively solicits suggestions for new products from its customers. For example, each month the Company distributes postage-paid postcards to its customers to encourage them to provide suggestions. The Company makes the majority of its new product decisions at the regional level. The Company believes that its decentralized purchasing practices allow its regional purchasers to react quickly to changing consumer preferences and to evaluate new products and new product categories regionally. In addition, many of the new products offered by the Company are marketed on a regional basis or in the Company's own retail stores prior to being offered nationally, which enables the Company to evaluate local consumer reaction to the products without incurring significant inventory risk.

CUSTOMERS

  The Company markets its products to more than 5,500 customers located in 43 states. The Company maintains long-standing customer relationships with independent natural products stores and has continued to emphasize its relationships with new customers, including natural products supermarket chains, as well as conventional supermarkets and other mass market outlets, institutional foodservice providers, hotels and gourmet stores, all of which are continually increasing their natural product offerings. Management believes that the Company is the primary supplier to the majority of its customers. No customer accounted for more than 9% of the Company's net sales in fiscal 1995. Among the Company's wholesale customers are leading natural products supermarket operators doing business as Alfalfa's, Fresh Fields Markets, Nature's Fresh, Northwest!, Whole Foods Market and Wild Oats Markets, and conventional supermarket chains such as Carr's, City Market, Genuardis, Harris Teeter, King Soopers, Kroger, Quality Food Centers (QFC) and Tops Markets.

  The following table sets forth the types of customers served by the Company and the approximate percentage of its net sales generated by each category in fiscal 1995 and for the nine months ended July 31, 1996:

                                                                 PERCENTAGE OF
                                                                   NET SALES
                                                                 --------------
       TYPE OF CUSTOMER                                           1995    1996
       ----------------                                          ------  ------
       Independent Natural Products Stores......................   61.3%   60.5%
       Natural Products Supermarket Chains......................   22.7    24.3
       Conventional Supermarkets................................    8.5     8.6
       Miscellaneous/Other......................................    7.5     6.6
                                                                 ------  ------
                                                                  100.0%  100.0%

CUSTOMER SERVICE

  The Company believes that customer loyalty is dependent upon outstanding customer service to ensure accurate fulfillment of orders, timely product delivery, low prices and a high level of product marketing support.

 SALES

  The Company maintains an order fill rate that exceeds 95% (excluding products unavailable from the supplier), which the Company believes is one of the highest order fill rates in the natural products distribution industry. The Company believes that its high fill rates can be attributed to its experienced purchasing department and sophisticated warehousing, inventory control and distribution systems. The Company offers next-day delivery service to a majority of its active customers and offers multiple deliveries each week to its largest customers.

  The Company's staff of approximately 35 account representatives cultivates partnership relationships with the Company's customers by emphasizing communication and responsiveness. The primary function of the account representatives is to help customers grow their businesses, thereby increasing the Company's own sales. Each account representative is assigned stores in a designated geographic area and is responsible for assisting the retailer in inventory management, merchandising, marketing, promotional and event management and store openings. The Company's staff of approximately 81 customer service representatives regularly contacts customers by telephone to ensure that customer needs are met quickly and efficiently. In addition to processing orders, the customer service representatives respond to customer inquiries concerning the Company's services and product availability. While the customer service representatives contact all customers, approximately 80% of the Company's sales volume is ordered electronically. The Company distributes shelf identification tags which can be scanned to facilitate this electronic ordering by the customer. The Company's account representatives and customer service representatives regularly exchange information to facilitate better knowledge of, and more effective response to, customer needs.

  To assist customers in making purchasing decisions, each of the Company's regions produces a quarterly catalog containing a description of all products that are currently in stock. Each product description includes the vendor's name, product number, price per unit, price per case, suggested retail price and UPC bar code. The quarterly catalog also contains a variety of information on product ordering, delivery options and vendor advertising. In addition, each region produces a monthly specials catalog with its latest pricing promotions and new products. Approximately 20% of the Company's products are offered to its retail customers on special at any given time.

  In addition, the Company's senior executives attend major specialty food trade shows and personally meet with numerous retailers each year to solicit their comments. The Company's commitment to service is further reflected in the focus groups conducted annually by the Company's senior executives with a representative sampling of the Company's customers which allows customers to evaluate the Company's services, products and programs.

 MARKETING

  The Company has developed a variety of marketing services, many of which are supplier-sponsored, that cater to a broad range of retail formats in which retailers may participate for a nominal fee. These programs are designed to increase sales and are attractive to retailers who often do not have the resources necessary to conduct such marketing programs independently. Most of these programs are now being offered in the Company's eastern United States and Rocky Mountains and Plains regions and are expected to begin being offered in the western United States region in late calendar 1996.

  The Company offers a monthly flier program featuring the logo and address of the participating retailer imprinted on a flier advertising approximately 200 sale items which is distributed by the retailer to its customers. The color fliers are designed by the Company's in-house marketing department utilizing modern digital photography and contain detailed product descriptions and pricing information. In addition, each flier generally includes detailed information on selected vendors, recipes, product features and a comparison of the characteristics of a natural product with a similar mass market product. The monthly flier program is structured to pass through to the retailer the benefit of lower costs on certain products, allowing stores to earn an improved profit margin on sale items as a result of the Company's ability to negotiate favorable terms with the suppliers of these items. The program also provides retailers with posters and window banners to coincide with each month's promotions.

  In addition to its monthly flier program, the Company offers six thematic and seasonal consumer fliers that are used to promote items associated with a particular cause or season, such as environmentally sensitive products for Earth Day or foods and gifts particularly popular during the holiday season. The Company also (i) offers in-store signage and promotional materials, including shopping bags and end-cap displays, (ii) provides assistance with planning and setting up product displays and (iii) advises on pricing decisions to enable its customers to respond to local competition.

  In 1995, the Company received two prestigious ADMark advertising awards given annually by the North American Wholesale Grocers Association in recognition of excellence in retail advertising. The Company was chosen "best" out of over 200 entries for its paper bags in the category of non-price print advertising, and the Company's Natural Retail Group was awarded a first place for its store-wide introductory brochure.

SUPPLIERS

  The Company purchases its products from approximately 1,500 active suppliers, many of which have had relationships with the Company for more than ten years. Management believes that natural products suppliers seek distribution of their products through the Company because it distributes the majority of the supplier's products, provides access to a large and growing customer base and supports the supplier's marketing programs. Substantially all product categories distributed by the Company are available from a number of suppliers and the Company is not dependent on any single source of supply for any product category. The Company's largest supplier accounted for approximately 4.5% of total purchases in fiscal 1995.

  The Company has positioned itself to respond to regional and local customer preferences for natural products by decentralizing the majority of its purchasing decisions for all products except bulk commodities. The Company believes that regional buyers are best suited to identify and to respond to local demands and preferences. Although each of the Company's regions is responsible for placing its own orders and can select the products that it believes will most appeal to its customers, each region is required to participate in Company-wide purchasing programs that enable it to take advantage of the Company's consolidated purchasing power. For example, the Company has positioned itself as the largest purchaser of bulk products in the natural products industry by centralizing its purchase of nuts, seeds, grains, flours and dried foods.

  The Company's purchasing staff of approximately 44 employees cooperates closely with suppliers to provide new and existing products. The suppliers assist in training the Company's account and customer service representatives in marketing new products, identifying industry trends and coordinating advertising and other promotions.

  The Company maintains a comprehensive quality control assurance program. All products sold by the Company and represented as "organic" are required to be certified as such by an independent third-party agency. The Company maintains current certification affidavits on all organic commodities and produce in order to verify the authenticity of the product. All potential vendors of organic products are required to provide such third-party certification before they are approved as a supplier to the Company. In addition, the Company has secured the services of FDA counsel to audit all labels, packaging, ingredient lists and product claims relating to products offered by the Company to ensure that all products meet current FDA requirements. The Company believes that it is the only natural products distributor which has performed such an audit to date.

DISTRIBUTION

  The Company maintains five distribution centers located in Auburn, California; Denver, Colorado; Dayville, Connecticut; Atlanta, Georgia; and Seattle, Washington. The Company has recently expanded its Connecticut headquarters from 165,000 to 245,000 square feet and significantly expanded its capacity to store frozen foods. The Company is planning to build a new facility in Colorado which, at 200,000 square feet, will be twice the size of its current facility and which is expected to be operational during the second half of calendar 1997. The Company intends to replace its 40,000 square foot auxiliary storage facility in Sacramento, California with an 80,000 square foot storage facility located adjacent to its Auburn, California distribution center, which is expected to be substantially complete by late calendar 1997. In addition, the Company operates satellite staging facilities in the Philadelphia, Pennsylvania and greater Jacksonville, Florida areas. These satellite facilities serve as transfer points for products, trucks and drivers and ensure faster service to markets located more than five hours driving distance from the Georgia and Connecticut distribution centers.

[Graphic consists of a map of the United States which indicates the geographic areas served by Cornucopia, Dayville; Cornucopia, Atlanta; Rainbow, Denver; Mountain People's, Seattle; and Mountain People's, Auburn.]


  The five distribution centers, two satellite staging facilities and one auxiliary storage facility have a total of approximately 805,000 square feet of space. Each distribution center contains dry, refrigerated and frozen storage areas as well as office space. In total, the Company's facilities encompass approximately 652,200 square feet of dry storage space, 40,700 square feet of refrigerated space and 44,700 square feet of frozen storage space, with the remainder used as office space for the Company's regional purchasing, sales and administrative operations. The Company believes that it will be able to expand or replace its facilities as and when needed to accommodate the Company's growth. The Company has a staff of approximately 662 persons engaged in operations.

  The Company has carefully chosen the sites for its distribution centers to provide direct access to its regional markets. This proximity allows the Company to reduce its transportation costs compared to competitors that seek to service their customers from locations that are often hundreds of miles away. The Company believes that it incurs lower inbound freight expense than its regional competitors because its national presence allows it to buy full and partial truckloads of products which, if necessary, it can backhaul using the Company's own trucks between its distribution centers and satellite staging facilities. Many of the Company's competitors must employ outside consolidation services and pay higher carrier transportation fees to move products from other regions. In addition, overstocks and inventory inbalances at one distribution center may be redistributed by the Company to another distribution center where products may be sold prior to their expiration date.

  Products are delivered to the Company's distribution centers primarily by its leased fleet of trucks, contract carriers and the suppliers themselves. The Company leases most of its trucks from Ryder Truck Leasing, which maintains facilities on some of the Company's premises for the maintenance and service of these vehicles, and a lesser number of its trucks from regional firms that offer competitive services.

  The Company ships orders for supplements or for items that are destined for areas outside regular delivery routes through the United Parcel Service and other independent carriers. Deliveries to areas outside the continental United States are shipped by ocean-going containers on a weekly basis.

SYSTEMS

  The Company has made a significant investment in designing its proprietary information and warehouse management systems. The Company continually evaluates and upgrades its management information systems based on the best practices at its regional operations in order to make the systems more efficient, cost effective and responsive to customer needs. The Company has installed its warehouse management systems at its Connecticut and Georgia facilities. These systems include radio frequency-based inventory control, paperless receiving, engineered labor standards, computer-assisted order processing and slot locator/retrieval assignment systems. At the receiving docks, warehouse workers attach computer-generated, preprinted locator tags to all inbound products. These tags contain the expiration date, location, quantity, lot number and other information in bar code format. To process customer orders, warehouse workers use hand-held radio frequency devices to scan the UPC bar code as a product is removed from its assigned slot. Similarly, customer returns are processed by scanning the UPC bar codes. The Company also employs a management information system that enables it to lower its inbound transportation costs by making optimum use of its own fleet of trucks or by consolidating deliveries into full truckloads. Orders from multiple suppliers and multiple distribution centers are consolidated into single truckloads for efficient use of available vehicle capacity and return-haul trips.

  The Company is presently reviewing the warehouse management systems in operation in its Colorado, California and Washington facilities in a continuing effort to improve its operations. The Company intends to install its information and warehouse management system in stages, with installation commencing at its Colorado facility in early calendar 1997 and at its California and Washington facilities in late calendar 1997.

RETAIL OPERATIONS

  The Company's Natural Retail Group ("NRG") currently owns and operates eight retail natural food stores located in Connecticut, Florida, Maryland, Massachusetts and New York. The Company's retail strategy is to selectively acquire existing stores that meet the Company's strict criteria in categories such as sales and profitability, growth potential, merchandising and management. Generally, the Company will not purchase stores that directly compete with primary retail customers of its distribution business. The Company believes its retail stores have a number of advantages over their competitors, including the financial strength and marketing expertise provided by the Company, the purchasing power resulting from group purchasing by stores within NRG and the breadth of their product selection. The Company's strategy for future retail growth is to identify and acquire additional retail stores as opportunities arise and to focus on increased sales of higher margin nutritional supplements while maintaining emphasis on the sale of organic produce and delicatessen and bakery products and consumer education.

  The Company's retail stores offer products in each of the six categories offered by the Company's distribution business as well as produce, meat, poultry, fresh seafoods, baked goods and other prepared foods. These additional product offerings range between 20% to 40% of the total sales of a typical NRG store. NRG focuses its marketing efforts on consumer education and store promotion. NRG provides consumer education through informational brochures, promotional flyers, seminars, workshops, cooking classes and product samplings. In its image advertising, NRG emphasizes its knowledgeable and courteous staff, broad selection of natural products, environmental stewardship and frequent price promotions.

  The name and location of each of NRG's stores and their approximate square feet and lease expiration dates are as follows:

   STORE/LOCATION               DATE OF ACQUISITION SQUARE FEET LEASE EXPIRATION
   --------------               ------------------- ----------- ----------------
Health Hut.....................    April 1993         4,100      May 2000
 Valley Stream, NY
Cheese and Stuff...............    May 1993           10,000     March 2005
 Hartford, CT
Food for Thought...............    July 1993          12,000     November 2005
 Norwalk, CT
Village Market.................    November 1993      5,875      May 2001
 Pikesville, MD
Natureworks....................    January 1994       8,500      December 2001
 Melbourne, FL
Railway Market.................    April 1994         5,000      March 1999
 Easton, MD
Cape Cod Natural Foods.........    July 1994          4,500      December 2002
 Centerville, MA
SunSplash Market...............    April 1995         5,750      July 1999
 Naples, FL

  As both a distributor to its retail stores and a retailer, a number of advantages are made available to the Company, including the ability to: (i) control the purchases made by these stores; (ii) expand the distribution of and marketing for its private label products within these stores; (iii) expand the number of high-growth, high-margin product categories such as produce and prepared foods within these stores; and (iv) keep current with the retail marketplace which allows it to better serve its distribution customers. In addition, as the primary natural products distributor to its retail locations, the Company expects to realize significant economies of scale and operating and buying efficiencies. As an operator of retail stores, the Company also has the ability to test market select products prior to offering them nationally, which allows the Company to evaluate consumer reaction to the product without incurring significant inventory risk. The Company is able to test new marketing and promotional programs within its stores prior to offering them to a broader customer base.

COMPETITION

  The natural products distribution industry is highly competitive. The industry has been characterized in recent years by significant consolidation and the emergence of large competitors. The Company's major national competitor is Tree of Life Distribution, Inc. (a subsidiary of Koninklijke Bolswessanen N.V.) and its major regional competitors are Stow Mills, Inc. in the eastern United States and Nature's Best, Inc. in the western United States. The Company also competes with numerous smaller regional, local and specialty distributors of natural products. In addition, the Company competes with national, regional and local distributors of conventional groceries and, to a lesser extent, companies which distribute to their own retail facilities. There can be no assurance that distributors of conventional groceries will not increase their emphasis on natural products and more directly compete with the Company or that new competitors will not enter the market. Many of these distributors may have been in business longer, may have substantially greater financial and other resources than the Company and may be better established in their markets. There can be no assurance that the Company's current or potential competitors will not provide services comparable or superior to those provided by the Company or adapt more quickly than the Company to evolving industry trends or changing market requirements. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, financial condition or results of operations.

  The Company believes that distributors in the natural products industry compete principally on product quality and depth of inventory selection, price and quality of customer service. Although the Company believes it currently competes effectively with respect to each of these factors, there can be no assurance that the Company will be able to maintain its competitive position against current and potential competitors.

  The Company's retail stores compete against other natural products outlets, conventional supermarkets and specialty stores. The Company believes that retailers of natural products compete principally on product quality and selection, price, knowledge of personnel and convenience of location.

REGULATION

  The Company's operations and products are subject to regulation by state and local health departments, the U.S. Department of Agriculture and the Food and Drug Administration, which generally impose standards for product quality and sanitation. The Company's facilities generally are inspected at least once a year by state or federal authorities. The Company's trucking operations are also subject to regulation by the U.S. Department of Transportation and the U.S. Federal Highway Administration.

  Federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, generally are not directly applicable to the Company. Certain of the Company's distribution facilities have above-ground storage tanks for diesel fuel and other petroleum products, which are subject to laws regulating such storage tanks.

  The Company believes that it is in compliance in all material respects with all applicable government regulations.

PROPERTIES AND EQUIPMENT

  The Company owns its corporate offices and distribution center in Dayville, Connecticut which was recently expanded from 165,000 to 245,000 square feet.

  The Company leases its remaining distribution centers, two satellite staging areas and one auxiliary storage facility. Each distribution center contains dry, refrigerated and frozen storage areas and office space for the purchasing, sales and administrative operations of the facility. The following chart provides information on the approximate square footage of each of the Company's distribution centers and staging facilities and the expiration date of the lease for the facility (other than Dayville, Connecticut, which is owned by the Company):

                                                       SIZE (IN       LEASE
  LOCATION                                           SQUARE FEET)   EXPIRATION
  --------                                           ------------ --------------
  Atlanta, Georgia..................................   175,000        March 1999
  Auburn, California................................   150,000          May 2008
  Dayville, Connecticut.............................   245,000    Not Applicable
  Denver, Colorado..................................    91,000         July 2000
  Seattle, Washington...............................   100,000     February 2001
  Jacksonville, Florida.............................     3,000     December 1996
  Philadelphia, Pennsylvania........................     2,800     December 1996
  Sacramento, California............................    40,000      October 1996

  The Company plans to build a new facility in Denver which, at 200,000 square feet, will be twice the size of its current facility. The new Denver facility is expected to be operational in the second half of calendar 1997. The Company intends to replace its 40,000 square foot auxiliary storage facility in Sacramento, California with an 80,000 square foot storage facility located adjacent to its Auburn, California distribution center. Construction of the new leased space is expected to be substantially complete by late calendar 1997. The Company believes that it will be able to continue to expand or replace its facilities as and when needed to accommodate the Company's future growth.

  Equipment and machinery owned by the Company and used in its operations consist primarily of electronic data processing and material handling equipment, racking, coolers and freezers. The Company leases a majority of its trucks and trailers under master lease agreements with Ryder Truck Leasing. Ryder is responsible for all truck maintenance costs.

EMPLOYEES

  As of July 31, 1996, the Company had approximately 1,188 full-time employees, including approximately 80 in finance and administration, 102 in sales and marketing, 81 in customer service, 263 in the retail stores and 662 in operations. Approximately 75 of these employees are covered by a collective bargaining agreement with Teamsters Local 117, Seattle, Washington which will expire in July 1997. The Company has never experienced a work stoppage by its unionized employees. The Company believes that its relationships with its employees are good.

LEGAL PROCEEDINGS

  From time to time, the Company is involved in routine litigation which arises in the ordinary course of its business. There are no pending material legal proceedings to which the Company is a party or to which the property of the Company is subject.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of July 31, 1996 are as follows:

 NAME                          AGE POSITION
 ----                          --- --------
                                42 Chairman of the Board and Chief Executive
 Norman A. Cloutier(1)(2)....       Officer
 Michael S. Funk(2)..........   42 Vice Chairman of the Board and President
                                   Chief Financial Officer, Director, Treasurer
 Steven H. Townsend..........   43  and Secretary
 Daniel V. Atwood............   38 President of NRG, Vice President, Assistant
                                    Treasurer, Assistant Secretary and Director
                                    of the Company
 Andrea R. Hendricks.........   36 Director of Purchasing of Mountain People's
                                    and Director of the Company
 Kevin T. Michel.............   38 Chief Financial Officer of Mountain People's
                                    and Director of the Company
 Richard J. Williams(1)(3)...   35 Director
 Thomas B. Simone(1)(3)......   54 Director

--------
(1) Member of the Audit Committee.

(2) Member of the Nominating Committee.

(3) Member of the Compensation Committee.

  NORMAN A. CLOUTIER founded the Company in 1978. Mr. Cloutier has been Chairman of the Board and Chief Executive Officer of the Company since its inception. Mr. Cloutier served as President of the Company from its inception until October 1996. Mr. Cloutier previously operated a natural products retail store in Coventry, Rhode Island from 1977 to 1978.

  MICHAEL S. FUNK has been Vice Chairman of the Board of the Company since February 1996 and President of the Company since October 1996. Mr. Funk served as Executive Vice President of the Company from February 1996 until October 1996. Since its inception in July 1976, Mr. Funk has been President of Mountain People's. Mr. Funk has served on the Board of Directors since February 1996.

  STEVEN H. TOWNSEND has been Vice President-Finance and Administration of the Company since 1983 and Chief Financial Officer of the Company since August 1988. From 1980 to 1983, Mr. Townsend was Director of Finance for the Town of Mansfield, Connecticut. From 1976 to 1980, Mr. Townsend was an Accounting Supervisor at Harris Corporation, a manufacturer of printing presses and related products. Mr. Townsend has served on the Board of Directors since August 1988.

  DANIEL V. ATWOOD has been President of NRG and Vice President of the Company since August 1995. Mr. Atwood was Vice President-Marketing of the Company from January 1984 to August 1995. From 1979 to 1982, Mr. Atwood was a Store Manager at Bread & Circus Supermarkets, a chain of independent natural products stores. Mr. Atwood has served on the Board of Directors since August 1988.

  ANDREA R. HENDRICKS has been Director of Purchasing for Mountain People's since January 1990. Ms. Hendricks oversees the purchasing, pricing and promotional departments for the Company's western region. Ms. Hendricks has served on the Board of Directors since February 1996.

  KEVIN T. MICHEL has been the Chief Financial Officer of Mountain People's since January 1995. From January 1992 until January 1995, Mr. Michel held several different accounting and finance positions at Mountain People's. From March 1991 until December 1991, Mr. Michel was the sole proprietor of a restaurant. Mr. Michel has served on the Board of Directors since February 1996.

  RICHARD J. WILLIAMS has been a Managing Director of Triumph Capital Group, Inc. since March 1990. Mr. Williams has served on the Board of Directors since November 1993.

  THOMAS B. SIMONE has served on the Board of Directors since October 1996. Since April 1994, Mr. Simone has served as President and Chief Executive Officer of Simone & Associates, a healthcare and natural products investment and consulting company. From February 1991 to April 1994, Mr. Simone was President of McKesson Drug Company. Mr. Simone also serves on the Board of Directors of ECO-DENT International, Inc. and IBV Technologies, Inc.

  The Board of Directors is divided into three classes, each of whose members serves for a staggered three-year term. The Board consists of three Class I Directors (Daniel V. Atwood, Kevin T. Michel and Thomas B. Simone), two Class II Directors (Steven H. Townsend and Andrea R. Hendricks) and three Class III Directors (Norman A. Cloutier, Michael S. Funk and Richard J. Williams). At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors or director of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the calendar years 1997, 1998 and 1999, respectively.

  Under a Note and Warrant Purchase Agreement, dated November 17, 1993 (the "Warrant Agreement"), between the Company and Triumph, Triumph loaned $6,500,000 to the Company and received a warrant to purchase 1,166,660 shares of the Company's Common Stock at an exercise price of $0.01 per share, subject to certain repurchase rights held by the Company. Mr. Williams, a Managing Director of Triumph, was elected to the Company's Board of Directors pursuant to the Warrant Agreement. The provisions of the Warrant Agreement relating to the election of a director nominated by Triumph will terminate upon the closing of the Offering. See "Certain Transactions."

  Michael S. Funk, Andrea R. Hendricks and Kevin T. Michel were elected to the Company's Board of Directors in connection with the Company's merger with Mountain People's in February 1996.

  Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

BOARD COMMITTEES

  The Board of Directors has a Compensation Committee, which consists of Thomas B. Simone and Richard J. Williams, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers and grants stock options pursuant to the Company's 1996 Stock Option Plan, and, an Audit Committee, which consists of Norman A. Cloutier, Thomas B. Simone and Richard J. Williams, which reviews the results and scope of the audit and other services provided by the Company's independent public accountant. The Board of Directors also has a Nominating Committee, consisting of Norman A. Cloutier and Michael S. Funk, which nominates candidates for election to the Board of Directors. Until the earlier to occur of (i) the day after the first annual meeting of stockholders of the Company held after the Offering or (ii) the date on which either Mr. Cloutier or Mr. Funk beneficially owns less than fifteen percent (15%) of the Company's outstanding Common Stock, each member of the Nominating Committee will have the power to nominate three persons, one of whom may be himself, for election as directors. Thereafter, the members of the Nominating Committee will jointly nominate persons who are acceptable to both members.

DIRECTOR COMPENSATION

  The directors are reimbursed for expenses incurred in connection with their attendance at Board and committee meetings but do not receive any other cash compensation in connection with their services on the Board.

  In July 1996, the Board of Directors awarded a non-statutory stock option under the Company's 1996 Stock Option Plan to Richard J. Williams to purchase 16,500 shares of Common Stock in consideration for his services on the Company's Board of Directors. The option has an exercise price of $9.64 per share and vests fully three years from the date of grant.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation for the twelve months ended July 31, 1996 of the Company's Chief Executive Officer and its next three most highly compensated executive officers during the twelve months ended July 31, 1996 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                              ANNUAL COMPENSATION  COMPENSATION
                              -------------------- ------------
                                                      AWARDS
                                                   ------------
                                                    SECURITIES
                                                    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION     SALARY     BONUS     OPTIONS    COMPENSATION(1)
---------------------------   ---------- --------- ------------ ---------------
Norman A. Cloutier........... $  135,460 $  28,750   178,750        $26,616
 Chairman of the Board and
 Chief Executive Officer
Michael S. Funk..............     98,750         0   115,500          1,013
 President
Steven H. Townsend...........     91,175    19,170    96,250         17,574
 Chief Financial Officer,
 Treasurer and Secretary
Daniel V. Atwood.............     93,040    17,300    66,000         15,106
 President of NRG, Vice
 President, Assistant
 Treasurer and Assistant
 Secretary

--------
(1) Includes the value of Company contributions to the 401(k) accounts of the Named Executive Officers ($1,995 for Mr. Cloutier, $1,013 for Mr. Funk and $1,340 for Mr. Townsend) as well as the value of the shares allocated to the accounts of the Named Executive Officers under the Company's Employee Stock Ownership Plan at a fair market value per share of $9.64 on July 31, 1996 (approximately 2,554 shares for Mr. Cloutier, 1,684 shares for Mr. Townsend and 1,567 shares for Mr. Atwood).

 EMPLOYMENT AGREEMENTS

  The Company is a party to an employment agreement with Mr. Funk covering the period commencing February 20, 1996 and ending December 31, 2000, subject to extension for another five-year term at the election of Mr. Funk. The agreement provides for Mr. Funk to serve as President of Mountain People's, Executive Vice President of the Company and Vice Chairman of the Company's Board of Directors. In October 1996, the Board of Directors elected Mr. Funk to serve as President of the Company. Under the employment agreement, Mr. Funk is entitled to base compensation at least equal to that paid to the Chief Executive Officer of the Company and other compensation in an amount such that Mr. Funk's total annual compensation is at least equal to 90% of the Chief Executive Officer's total annual compensation. In addition, in no event can Mr. Funk's annual compensation be less than $130,000.

  Mr. Funk may terminate the agreement upon 90 days' written notice to the Company. The Company may terminate the agreement only for cause or in the event of Mr. Funk's death or disability. The agreement includes a non-competition clause under which Mr. Funk agreed that during the term of the agreement and for three years thereafter he will not, directly or indirectly, participate in (i) a wholesale distribution business in competition with the Company or Mountain People's or (ii) a retail business in competition with the Company or any of its subsidiaries which is located within 15 miles of a retail store owned by the Company or one of its subsidiaries; provided, however, that Mr. Funk's management and ownership of an equity interest in Mountain People's Wine Distributing, Inc. ("MPWD") will not be deemed a breach of this covenant unless MPWD distributes products east of the Mississippi River or engages in a business other than the distribution and sale of wine and alcoholic beverages.

  The Company is also a party to a non-competition agreement with Mr. Cloutier. The non-competition agreement is effective until the earliest to occur of: (i) November 16, 1998, (ii) the termination of Mr. Cloutier's employment by the Company without cause or (iii) the first anniversary of (A) Mr. Cloutier's voluntary termination of employment with the Company or (B) the termination of Mr. Cloutier's employment by the Company for cause. During the effective period of this agreement, Mr. Cloutier may not: (i) within 25 miles of any location in which the Company, or one of its affiliates, is doing business, operate or participate in any business involving the retail or wholesale distribution of natural food items or (ii) induce any employee of the Company to terminate employment with the Company or to engage in a business which competes with the Company.

 EMPLOYEE STOCK OWNERSHIP PLAN

  In November 1988, the Company adopted an ESOP for the benefit of eligible employees. Employees who have attained the age of 21 and have completed 1,000 hours of service within one year are eligible to participate in the ESOP. In connection with the formation of the ESOP, the ESOT acquired an aggregate of 2,200,000 shares of Common Stock from the Initial Stockholders in exchange for the ESOT Note in the aggregate principal amount of $4,080,000, of which $3,073,600 was outstanding as of July 31, 1996, exclusive of interest. The ESOT Note bears interest at a rate of 10% per annum. Under the ESOT Note, the ESOT is required to pay interest and repay principal to the Initial Stockholders on a monthly basis through May 2015, the maturity date of the ESOT Note. The Company makes monthly contributions to the ESOT in amounts determined by the Board, and such contributions are used to repay the principal and interest due under the ESOT Note. The ESOT Note is secured by a pledge of the shares held by the ESOT and guaranteed by the Company. Each year shares held in the ESOT are released from the pledge in proportion to the principal paid down on the ESOT Note during the year. The released shares are allocated among the ESOP accounts of eligible employees, including employees of the Company's subsidiaries which have adopted the ESOP, in proportion to their covered compensation. To date, approximately 550,000 shares have been allocated or released for allocation to employees, and allocations are projected to continue at the rate of 88,000 shares per year. The shares in an employee's account generally vest after five years of qualified employment or upon death or disability. Vested ESOP benefits are distributable following the death or termination of employment of a participating employee.

  Participating employees can elect to receive their ESOP benefits in the form of Common Stock. The Company has normally purchased from the ESOT the shares allocated to former employees' ESOP accounts at their fair market value, and then distributed cash to the employees. Common Stock distributed to former employees from the ESOT is subject to a limited put option which allows the holder to require the Company to repurchase the shares for a period of sixty days at their appraised fair market value at the date of distribution, and for another sixty days beginning after the appraised fair market value of the Common Stock has been established for the Company's taxable year following the year in which the distribution occurred. The put option ceases when Common Stock distributed under the ESOP is (i) listed on a national securities exchange or traded in the over-the-counter market and (ii) is freely tradeable. Common Stock held in the ESOT is voted by the Trustee as directed by the Company, except that ESOP participants are entitled to direct the Trustee as to how to vote shares allocated to their ESOP accounts on any matter which involves a corporate merger, consolidation, recapitalization, reclassification, liquidation, sale of substantially all of the Company's assets or other similar major corporate transactions. Since November 1993, the Trustee of the ESOT has been Robert G. Huckins, an independent trustee and financial consultant with Smith Barney Inc., one of the underwriters participating in the Offering.

  The Company intends to amend the ESOP so that upon completion of the Offering it will (i) provide that ESOP benefits may be paid only in the form of Common Stock, (ii) eliminate the limited put option, (iii) provide for participants to direct the Trustee as to how to vote shares of Common Stock allocated to their accounts, (iv) direct the trustee to vote unallocated shares of Common Stock, and allocated shares for which no voting direction has been received, in the same proportion as participants have directed the Trustee to vote their allocated shares of Common Stock, (v) provide for transfers to the Company's 401(k) plan not more frequently than once each five years of up to 50% of the vested account balance of a non-highly compensated participant with 10 or more years of service with the Company, (vi) provide for hardship distributions not more frequently than once every five years of up to 50% of the vested account balance of a participant with 10 or more years of service with the Company to meet certain extraordinary expenses, and (vii) incorporate the ESOP and ESOT into a single integrated document.

 1996 STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan (the "1996 Option Plan") was adopted by the Board of Directors on July 29, 1996 and approved by the stockholders of the Company on July 31, 1996. The 1996 Option Plan provides for the grant of stock options to employees, officers and directors of, and consultants or advisers to, the Company and its subsidiaries. Under the 1996 Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("incentive stock options"), or options not intended to qualify as incentive stock options ("non-statutory options"). Incentive stock options may only be granted to employees of the Company. A total of 1,375,000 shares of Common Stock may be issued upon the exercise of options granted under the 1996 Option Plan. The maximum number of shares with respect to which options may be granted to any participant under the 1996 Option Plan may not exceed 500,000 shares of Common Stock during any calendar year.

  The 1996 Option Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1996 Option Plan, the Compensation Committee has the authority to select the employees to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant, and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years).

  Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method (including delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee consistent, as applicable, with Section 422 of the Code and Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended. Incentive stock options are not assignable or transferable except by will or the laws of descent and distribution.

  The Compensation Committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1996 Option Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee, so long as not inconsistent with the 1996 Option Plan or applicable law. The Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1996 Option Plan may be exercised.

 1996 EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in October 1996 and becomes effective upon the closing of the Offering. The Purchase Plan authorizes the issuance of up to a total of 100,000 shares of Common Stock to participating employees.

  All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year, and who have been employed by the Company or a participating subsidiary for at least three months prior to enrolling in the Purchase Plan, are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate.

  On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a percentage from 1% to 10% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's base pay for the Offering Period divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

  Because participation in the Purchase Plan is voluntary, the Company cannot now determine the number of shares of Common Stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

 OPTION GRANTS IN THE TWELVE MONTHS ENDED JULY 31, 1996 AND PERIOD OPTION
VALUES

  The following table sets forth for the Named Executive Officers certain information concerning stock options granted during the twelve months ended July 31, 1996. The Company has never granted any stock appreciation rights ("SARs").



                               OPTION GRANTS IN LAST FISCAL YEAR
                                       INDIVIDUAL GRANTS
                         ---------------------------------------------      POTENTIAL REALIZABLE
                               ANNUAL RATES OF                                VALUE AT ASSUMED
                         NUMBER OF   PERCENT OF                                 STOCK PRICE
                         SECURITIES TOTAL OPTIONS                             APPRECIATION FOR
                         UNDERLYING  GRANTED TO   EXERCISE                     OPTION TERM(3)
                          OPTIONS   EMPLOYEES IN  PRICE PER EXPIRATION ------------------------------
       NAME              GRANTED(1)  FISCAL YEAR  SHARE(2)     DATE       0%        5%        10%
       ----              ---------- ------------- --------- ---------- -------- ---------- ----------
Norman A. Cloutier......  137,500       21.6%      $ 6.38   7/31/2006  $448,250 $1,283,315 $2,555,795
                           41,250        6.5        10.60   7/31/2006         0    210,788    592,763
Michael S. Funk.........   74,250       11.6         6.38   7/31/2006   242,055    692,753  1,380,308
                           41,250        6.5        10.60   7/31/2006         0    210,788    592,763
Steven H. Townsend......   68,750       10.8         6.38   7/31/2006   224,125    641,438  1,278,063
                           27,500        4.3         9.64   7/31/2006         0    166,925    421,575
Daniel V. Atwood........   44,000        6.9         6.38   7/31/2006   143,440    410,520    817,960
                           22,000        3.5         9.64   7/31/2006         0    133,540    337,260

--------

(1) All options vested in full upon the date of grant except for the grant of an option for 22,000 shares to Mr. Atwood which vests 60% on July 31, 1999 and an additional 20% on each of July 31, 2000 and July 31, 2001.

(2) The Board of Directors of the Company determined that the fair market value of the Common Stock was $9.64 per share on the date of grant. The Board of Directors determined the fair market value based on various factors, including the illiquid nature of an investment in the Company's Common Stock, the Company's historical financial performance, the Company's future prospects and the price paid for securities of the Company in arms-length transactions with third parties. The Company currently has no plans to grant additional options at less than 85% of the fair value of the Common Stock.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

  The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on July 31, 1996. No options or SARs were exercised during the twelve months ended July 31, 1996 by any of the Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES
                                   UNDERLYING           VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                               AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
       NAME                 EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
       ----                 ------------------------- -------------------------
Norman A. Cloutier.........      178,750/0                   $448,250/$0
Michael S. Funk............      115,500/0                    242,055/ 0
Steven H. Townsend.........       96,250/0                    224,125/ 0
Daniel V. Atwood...........       44,000/22,000               143,440/ 0

--------
(1) Based on the fair market value of the Common Stock as of July 31, 1996 ($9.64 per share), as determined by the Board of Directors, less the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Company's Compensation Committee are Richard J. Williams and Thomas B. Simone. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of, or a member of, the Compensation Committee of the Company. Prior to the formation of the Compensation Committee in October 1996, decisions relating to executive compensation were made by the Company's Board of Directors.

                             CERTAIN TRANSACTIONS

  In connection with the establishment of the ESOP in November 1988, Norman A. Cloutier, Steven H. Townsend, Daniel V. Atwood and Theodore Cloutier contributed an aggregate of 2,200,000 shares of the Company's Common Stock to the ESOT in exchange for a note (the "ESOT Note") from the ESOT in the original amount of $4,080,000, the largest amount of indebtedness outstanding under the ESOT Note. The ESOT Note is secured by a pledge of the shares. The Company guarantees payment by the ESOT of the ESOT Note. The ESOT Note is payable in equal monthly installments of principal and interest from December 1988 to May 2015. Interest is charged on the ESOT Note at a rate of 10% per annum. The amount outstanding on the ESOT Note as of July 31, 1996 was $3,073,600.

  Under a Note and Warrant Purchase Agreement, dated November 17, 1993 (the "Warrant Agreement"), Triumph loaned $6,500,000, evidenced by the Triumph Note, to the Company. The aggregate indebtedness under the Triumph Note was $6,500,000 on July 31, 1996, which is the largest outstanding indebtedness ever on the Triumph Note. The Triumph Note matures on October 31, 1998. The current interest rate on the Triumph Note is 10% and will increase 1% on each November 1 through the maturity date of the note. Under the Warrant Agreement, Triumph has the option, which it has exercised, to have a portion of the proceeds of the Offering designated to repay the Triumph Note. The Company's obligations under the Triumph Note are guaranteed by NRG. In connection with this financing, Triumph received a warrant to purchase 1,166,660 shares, as adjusted for stock splits, distributions and other dilutive actions taken by the Company, of the Company's Common Stock at an exercise price of $0.01 per share. The warrant may be exercised until the later of (i) repayment of the Triumph Note or (ii) October 31, 2000. Triumph currently intends to exercise the warrant in full prior to the commencement of the Offering. If the Company completes the Offering and repays the Triumph Note before November 17, 1996, the Company has the right to repurchase from Triumph an aggregate of 380,930 shares of Common Stock at a purchase price of $0.01 per share. If the Offering is completed after November 17, 1996 but before November 17, 1997, this right of repurchase will cover 196,075 shares of Common Stock. The Company currently intends to exercise this repurchase right upon the closing of the Offering. Mr. Williams, a Managing Director of Triumph, was elected to the Company's Board of Directors pursuant to the Warrant Agreement. The provisions of the Warrant Agreement relating to the election of a director nominated by Triumph will terminate upon the closing of the Offering. The Company intends to use a portion of the net proceeds of the Offering to repay in full the outstanding indebtedness underlying the Triumph Note. See "Use of Proceeds" and "Shares Eligible for Future Sale--Registration Rights."

  Under a Distribution Agreement, dated August 23, 1994, between Mountain People's and Mountain People's Wine Distributing, Inc. ("MPWD"), of which Michael S. Funk is a 55% stockholder, Mountain People's distributes wine and beer for MPWD. Since the effective date of this agreement, MPWD has paid Mountain People's approximately $45,000 per year under the agreement.

  In connection with the organization of MPWD, Mountain People's loaned $46,000 to MPWD in October 1994. The loan bears interest at a rate of 8% per annum and the outstanding indebtedness under this loan as of July 31, 1996 was $46,000, the largest amount of indebtedness outstanding under this loan. This loan was repaid in full on October 7, 1996.

  In July 1995, the Company paid Triumph $100,000 for financial advisory services rendered by Triumph in connection with the Company's acquisition of Rainbow.

  In November 1995, Mountain People's loaned $150,000 to Michael S. Funk. The loan was not made in connection with a particular transaction. The loan is payable in 130 equal monthly installments of principal and interest beginning in February 1996. The largest amount of indebtedness outstanding under the loan was $150,000 and as of July 31, 1996 the indebtedness outstanding under the loan was $140,330. This loan is evidenced by a promissory note and bears interest at the rate of 7% per annum.

  On February 20, 1996, the Company acquired Mountain People's through the merger of a wholly owned subsidiary of the Company with and into Mountain People's, whereupon Mountain People's became a wholly owned subsidiary of the Company. In connection with the merger with Mountain People's, the Company issued 3,213,100 shares of its Common Stock to the Funk Family 1992 Revocable Living Trust, dated August 17, 1992, in exchange for all of the outstanding stock of Mountain People's. Michael S. Funk, President and a director of the Company, and his wife, Judith A. Funk, are the trustees of the Funk Family 1992 Revocable Living Trust. The consideration paid by the Company for Mountain People's was established by the parties through arms-length negotiations and was based on an estimate of the relative fair value of Mountain People's as a going concern.

  Steven H. Townsend is a stockholder in three natural products retail stores Food Farmacy, Ltd. (45% stockholder), Food Farmacy, Inc. (75% stockholder), and The Farmacy, Inc. (50% stockholder) which, in the aggregate, purchased approximately $350,000 of natural products from the Company in each of the past three years at published catalog prices.

  The Company has adopted a policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy will require that any loans by the Company to its officers, directors or other affiliates be for bona fide business purposes only.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of July 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by
(i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group.

                                                        PERCENTAGE OF SHARES
                                         SHARES      BENEFICIALLY OWNED (1)(2)
                                      BENEFICIALLY ------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED     BEFORE OFFERING AFTER OFFERING
------------------------------------  ------------ --------------- --------------
5% STOCKHOLDERS
Norman A. Cloutier(3)..............    3,391,850        35.1%           27.0%
c/o United Natural Foods, Inc.
260 Lake Road
Dayville, CT 06241
Michael S. Funk(2)(4)..............    3,328,600        34.7%           26.6%
c/o Mountain People's Warehouse
Incorporated
12745 Earhart Avenue
Auburn, CA 95602
Funk Family 1992 Revocable Living      3,213,100        33.9%           26.0%
Trust(2)(5)........................
c/o Michael S. Funk
Mountain People's Warehouse
Incorporated
12745 Earhart Avenue
Auburn, CA 95602
Employee Stock Ownership Trust(6)..    2,179,595        23.0%           17.6%
Robert G. Huckins, Trustee
c/o Smith Barney Inc.
700 Fleet Center
50 Kennedy Plaza
Providence, RI 02903-2396
Triumph-Connecticut Limited              785,730         8.3%            6.3%
Partnership(7).....................
60 State Street
21st Floor
Boston, MA 02109
Richard J. Williams(8).............      785,730         8.3%            6.3%
c/o Triumph-Connecticut Limited
Partnership
60 State Street
21st Floor
Boston, MA 02109
OTHER NAMED EXECUTIVE OFFICERS AND
OTHER DIRECTORS
Steven H. Townsend(9)..............      151,250         1.6%            1.2%
Daniel V. Atwood(10)...............       75,900           *               *
Andrea R. Hendricks................            0           0               0
Kevin T. Michel....................            0           0               0
Thomas B. Simone...................            0           0               0
All executive officers and
 directors, as a group
 (8 persons)(11)...................    7,733,330        78.0%           60.4%

--------
 * Less than 1%
 (1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after July 31, 1996 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

 (2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an aggregate of 435,000 shares of Common Stock from Triumph (375,000 shares) and the Funk Family 1992 Revocable Living Trust (60,000 shares) ("Selling Stockholders") which are to be offered for the account of each such Selling Stockholder. If the Underwriters' over-allotment is exercised in full, Triumph and the Funk Family 1992 Revocable Living Trust will beneficially hold 410,730 and 3,153,100 shares, or approximately 3.3% and 25.5% of the shares outstanding after the Offering, respectively. If the Underwriters' over-allotment option is exercised only in part, it shall be exercised first with respect to shares held by Triumph and then with respect to shares held by the Funk Family 1992 Revocable Living Trust.

 (3) Includes 178,750 shares issuable within the 60-day period following July 31, 1996 pursuant to the exercise of stock options. Does not include 30,085 shares held by the ESOT and allocated to Mr. Cloutier under the ESOP.

 (4) Includes 3,213,100 shares held by the Funk Family 1992 Revocable Living Trust, of which Michael and Judith Funk are the Co-Trustees. Includes 115,500 shares issuable within the 60-day period following July 31, 1996 pursuant to the exercise of stock options.
 (5) Michael S. Funk and his wife Judith A. Funk are Co-Trustees of the Funk Family 1992 Revocable Living Trust and share investment and voting control of the shares held by the trust.
 (6) Common Stock held by the ESOT is voted by the Trustee of the ESOT (the "Trustee"), except that participants in the ESOP are entitled to direct the Trustee as to how to vote shares allocated to their ESOP accounts on any matter which involves a corporate merger, consolidation, liquidation, sale of substantially all of the Company's assets or other similar major corporate transactions.

 (7) The sole general partner of Triumph is Triumph-Connecticut Capital Advisors, L.P. ("Capital Advisors"). The six general partners of Capital Advisors, who share voting and investment control with respect to the stockholdings of Triumph, are Frederick W. McCarthy, Frederick S. Moseley, E. Mark Noonan, Thomas W. James, John M. Chapman and Richard J. Williams. The general partners of Capital Advisors disclaim beneficial ownership of all the shares, except to the extent of their proportionate pecuniary interests therein.

 (8) Consists of the 785,730 shares held by Triumph, of which Mr. Williams is a general partner of its general partner. Mr. Williams disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein.

 (9) Includes 96,250 shares issuable within the 60-day period following July 31, 1996 pursuant to the exercise of stock options. Does not include 20,955 shares held by the ESOT and allocated to Mr. Townsend under the ESOP.
(10) Includes 44,000 shares issuable within the 60-day period following July 31, 1996 pursuant to the exercise of stock options. Does not include 20,350 shares held by the ESOT and allocated to Mr. Atwood under the ESOP.

(11) Includes 434,500 shares issuable within the 60-day period following July 31, 1996 pursuant to the exercise of stock options.

                         DESCRIPTION OF CAPITAL STOCK

  After giving effect to the amendment and restatement of the Company's Certificate of Incorporation (the "Restated Certificate of Incorporation") to be effected upon the closing of the Offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of July 31, 1996, there were outstanding (i) 9,478,425 shares of Common Stock held by six stockholders of record and (ii) stock options for the purchase of a total of 638,000 shares of Common Stock.

  The following summary of certain provisions of the Company's Common Stock, Preferred Stock, Restated Certificate of Incorporation and Amended and Restated By-laws (the "Restated By-laws") is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Company's Restated Certificate of Incorporation and Restated By-laws included as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Certain holders of Common Stock have the right to require the Company to effect the registration of their shares of Common Stock in certain circumstances. See "Shares Eligible for Future Sale."


PREFERRED STOCK

  Under the terms of the Restated Certificate of Incorporation to be filed upon the closing of the Offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series at any time or from time to time. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

  The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

  The Restated Certification of Incorporation also provides that after the closing of the Offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company, or by the Board of Directors. Under the Restated By-Laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

  The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, based upon the number of shares outstanding at July 31, 1996, there will be 12,378,425 shares of Common Stock of the Company outstanding (exclusive of 638,000 shares covered by options outstanding at July 31, 1996). Of these shares, the 2,900,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 9,478,425 shares of outstanding Common Stock are deemed "restricted securities" under Rule 144. All of these restricted securities are subject to the 180-day lock-up agreements (the "Lock-Up Agreements") with the Representatives of the Underwriters. Upon expiration of the Lock-Up Agreements, excluding the 2,179,595 shares held by the ESOT, approximately 4,085,730 of these shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. The remaining 3,213,100 shares of Common Stock will be eligible for resale under Rule 144 in February 1998.

  Upon expiration of the Lock-Up Agreements, the 1,629,595 unreleased and unallocated shares held by the ESOT may be sold by the Trustee of the ESOT, subject to the provisions of Rule 144 under the Securities Act, and the 550,000 shares held by the ESOT and allocated to the accounts of employees to be distributed upon the employee's death or termination of employment with the Company will be eligible for resale in the public market without restriction, subject only to Rule 144 limitations applicable to employees who are Affiliates of the Company.

  The executive officers and directors of the Company, and certain securityholders, which executive officers, directors and securityholders in the aggregate hold all of the aforementioned 9,478,425 shares of Common Stock on the date of this Prospectus (as well as 434,500 shares of Common Stock that may be acquired pursuant to the exercise of vested options held by them as of 180 days after the date of this Prospectus), have agreed that, for a period of 180 days after the date of this Prospectus, they will not sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, pledge or otherwise transfer or dispose of, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, without the prior written consent of Smith Barney Inc.

  In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or, if applicable, the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 123,784 shares immediately after the Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or, if applicable, the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period for shares subject to Rule 144 to become eligible for resale in the public market. If this proposal is adopted, an additional 3,213,100 shares will become eligible for resale under Rule 144 180 days after the date of this Prospectus.

REGISTRATION STATEMENTS ON FORM S-8

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register approximately 3,654,595 shares of Common Stock issuable under the Company's ESOP, 1996 Option Plan and Purchase Plan. The registration statements are expected to be filed shortly after the effective date of the Registration Statement of which this Prospectus is a part and will be effective upon filing.

  Shares issued under the ESOP or the Purchase Plan, or upon the exercise of stock options granted under the 1996 Option Plan after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to Affiliates and the Lock-Up Agreements noted above. See "Management--Board Compensation" and "--Executive Compensation."

REGISTRATION RIGHTS

  Triumph is entitled to certain rights, under an agreement between Triumph and the Company (the "Registration Rights Agreement"), with respect to the registration under the Securities Act of 785,730 shares of the Company's Common Stock (the "Registrable Shares"). All of these shares are subject to a Lock-Up Agreement. Triumph has the right under the Registration Rights Agreement, at any time after 180 days from the date of this Prospectus, to require the Company to prepare and file from time to time registration statements under the Securities Act with respect to its Registrable Shares (a "Demand Registration"); provided, however, that (i) such demand requests the registration of Registrable Shares representing at least a majority of the outstanding Registrable Shares and (ii) the Company need only effect two Demand Registrations. The Registration Rights Agreement also provides that in the event the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or the account of another person, or both, Triumph shall be entitled to include Registrable Shares in such registration, subject to the right of the managing underwriter of any such offering to exclude some of such Registrable Shares from such registration if and to the extent that inclusion of such Shares would adversely affect the marketing of the shares to be sold by the Company. In such event, the amount of Registrable Shares to be offered for the account of Triumph shall be reduced pro rata among Triumph and any other requesting rightsholders based upon the number of shares requested to be included in such registration by all requesting rightsholders. The Company is generally required to bear the expenses of all registrations, except underwriting discounts and commissions. All of the obligations of the Company to register the Registrable Shares terminate on the earlier of November 17, 2000 or the date on which the Registrable Shares are no longer restricted under the Securities Act.

EFFECT OF SALES OF SHARES

  Prior to the Offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter below.

       NAME                                                     NUMBER OF SHARES
       ----                                                     ----------------
       Smith Barney Inc. ......................................
       Oppenheimer & Co., Inc. ................................
       Robertson, Stephens & Company LLC.......................
                                                                   ---------
         Total.................................................    2,900,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Smith Barney Inc., Oppenheimer & Co., Inc. and Robertson, Stephens & Company LLC are acting as Representatives, propose to offer part of the shares directly to the public at the initial public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price that represents a concession not in excess of $
per share under the public offering price. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $    per share to
certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any Shares to any accounts over which they exercise discretionary authority.

  The Selling Stockholders have granted the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase up to 435,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. See Note 2 of "Principal and Selling Stockholders." The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

  The Company, its executive officers and directors and certain stockholders of the Company designated by the Representatives have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior consent of Smith Barney Inc., sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase, pledge or otherwise transfer or dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for Common Stock of the Company.

  Prior to the Offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in the Offering will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining such price are the history of, and prospects for, the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

  Since November 1993, the Trustee of the ESOT has been Robert G. Huckins, a financial consultant with Smith Barney Inc.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Goodwin, Procter & Hoar llp, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements of the Company as of October 31, 1995 and July 31, 1996 and for each of the two years in the period ended October 31, 1995 and the nine months ended July 31, 1996 and the related financial statement schedule have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Prem Mark, Inc. (the predecessor of Rainbow) as of December 31, 1994 and for the fifty-three weeks then ended included herein and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to distribute to its stockholders annual reports containing audited consolidated financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
UNITED NATURAL FOODS, INC. AND SUBSIDIARIES:
Independent Auditors' Report.............................................   F-2
Consolidated Balance Sheets..............................................   F-3
Consolidated Statements of Income........................................   F-4
Consolidated Statements of Stockholders' Equity..........................   F-5
Consolidated Statements of Cash Flows....................................   F-6
Notes to Consolidated Financial Statements...............................   F-8
PREM MARK, INC.*:
Report of Independent Public Accountants.................................  F-18
Balance Sheet............................................................  F-19
Statement of Income......................................................  F-20
Statement of Stockholder's Investment....................................  F-21
Statement of Cash Flows..................................................  F-22
Notes to Financial Statements............................................  F-23
Unaudited Statement of Income for the Period from January 1, 1995 to July
 29, 1995................................................................  F-27

--------
* These financial statements reflect the predecessor of Rainbow Natural Foods, Inc. and are included in this Prospectus to comply with Rule 3-05 of Regulation S-X.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
United Natural Foods, Inc. and Subsidiaries:

  We have audited the accompanying consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of October 31, 1995 and July 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended October 31, 1994 and 1995, and for the nine months ended July 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Natural Foods, Inc. and subsidiaries as of October 31, 1995 and July 31, 1996 and the results of their operations and their cash flows for the years ended October 31, 1994 and 1995, and for the nine months ended July 31, 1996, in conformity with generally accepted accounting principles.

Providence, Rhode Island                              KPMG Peat Marwick LLP
August 30, 1996

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                       OCTOBER 31,   JULY 31,
                                                          1995         1996
                                                       -----------  -----------
                       ASSETS
Current assets:
 Cash................................................  $   228,791  $    51,255
 Accounts receivable, net of allowance for doubtful
  accounts of $1,274,602 in 1995 and
  $1,277,755 in 1996.................................   24,306,540   25,657,156
 Notes receivable, trade.............................      679,362      360,137
 Inventories.........................................   35,464,371   38,667,548
 Prepaid expenses....................................      983,009    1,691,548
 Deferred income taxes (note 10).....................      480,754      796,216
                                                       -----------  -----------
 Total current assets................................   62,142,827   67,223,860
                                                       -----------  -----------
Property and equipment, net (note 6).................   15,348,686   20,603,663
                                                       -----------  -----------
Other assets:
 Notes receivable, trade.............................      544,842    1,067,697
 Goodwill, net of accumulated amortization of
  $395,214 in 1995 and $556,345 in 1996 (note 2).....    8,284,365    8,096,395
 Covenants not to compete, net of accumulated
  amortization of $263,672 in 1995 and
  $711,737 in 1996 (note 2)..........................    1,565,299    1,117,234
 Other, net..........................................      935,543      635,290
                                                       -----------  -----------
                                                        11,330,049   10,916,616
                                                       -----------  -----------
 Total assets........................................  $88,821,562  $98,744,139
                                                       ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable (note 4)..............................  $25,190,408  $30,112,868
 Current installments of long-term debt (note 5).....    3,774,198    4,086,795
 Current installments of obligations under capital
  leases (note 7)....................................      420,677      357,404
 Accounts payable....................................   20,010,640   17,139,406
 Accrued expenses....................................    3,482,447    4,978,331
 Income taxes payable................................      108,181      303,513
 Other...............................................      573,142      158,149
                                                       -----------  -----------
 Total current liabilities...........................   53,559,693   57,136,466
Long-term debt, excluding current installments (note
 5)..................................................   21,312,113   22,170,855
Deferred income taxes (note 10)......................      362,138      407,346
Obligations under capital leases, excluding current
 installments (note 7)...............................      565,407      847,918
                                                       -----------  -----------
 Total liabilities...................................   75,799,351   80,562,585
                                                       -----------  -----------
Stockholders' equity (note 13):
 Common stock, $.01 par value, authorized 25,000,000
  shares;
  issued 8,713,100 shares and outstanding 8,713,100
  shares in 1995 and 8,692,695 shares in 1996........       87,131       87,131
 Additional paid-in capital..........................      327,411    1,383,511
 Stock warrants (note 5).............................    3,200,000    3,200,000
 Unallocated shares of employee stock ownership plan
  (note 11)..........................................   (3,196,000)  (3,073,600)
 Retained earnings...................................   12,603,669   16,628,966
 Treasury stock, 20,405 shares at cost...............          --       (44,454)
                                                       -----------  -----------
 Total stockholders' equity..........................   13,022,211   18,181,554
                                                       -----------  -----------
Commitments (notes 8, 9 and 12)
 Total liabilities and stockholders' equity..........  $88,821,562  $98,744,139
                                                       ===========  ===========

          See accompanying notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     NINE
                                       YEARS ENDED OCTOBER 31,   MONTHS ENDED
                                      -------------------------    JULY 31,
                                          1994         1995          1996
                                      ------------ ------------  ------------
Net sales............................ $200,616,451 $283,323,435  $286,448,399
Cost of sales........................  156,498,812  223,482,549   226,481,766
                                      ------------ ------------  ------------
    Gross profit.....................   44,117,639   59,840,886    59,966,633
                                      ------------ ------------  ------------
Operating expenses...................   36,195,056   48,653,214    48,564,649
Amortization of intangibles (note
 1(f))...............................      538,040    2,425,618       792,615
                                      ------------ ------------  ------------
    Total operating expenses.........   36,733,096   51,078,832    49,357,264
                                      ------------ ------------  ------------
    Operating income.................    7,384,543    8,762,054    10,609,369
                                      ------------ ------------  ------------
Other expense (income):
  Interest expense...................    2,275,100    3,403,009     3,942,820
  Other, net.........................      121,655     (173,312)     (136,869)
                                      ------------ ------------  ------------
    Total other expense..............    2,396,755    3,229,697     3,805,951
                                      ------------ ------------  ------------
    Income before income taxes.......    4,987,788    5,532,357     6,803,418
Income taxes (note 10)...............    1,970,584    2,929,856     2,778,121
                                      ------------ ------------  ------------
    Net income....................... $  3,017,204 $  2,602,501  $  4,025,297
                                      ============ ============  ============
Net income per share of common
 stock............................... $       0.30 $       0.26  $       0.40
                                      ============ ============  ============
Weighted average shares of common
 stock...............................   10,094,036   10,148,374    10,143,809
                                      ============ ============  ============


          See accompanying notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     UNALLOCATED
                          OUTSTANDING         ADDITIONAL              SHARES OF                              TOTAL
                            NUMBER    COMMON   PAID-IN     STOCK    EMPLOYEE STOCK  RETAINED   TREASURY  STOCKHOLDERS'
                           OF SHARES   STOCK   CAPITAL    WARRANTS  OWNERSHIP PLAN  EARNINGS    STOCK       EQUITY
                          ----------- ------- ---------- ---------- -------------- ----------- --------  -------------
Balances November 1,
 1993...................   8,713,100  $87,131 $  327,411        --   $(3,522,400)  $ 6,983,964      --    $ 3,876,106
 Issuance of stock
  warrants (note 5).....         --       --         --  $3,200,000          --            --       --      3,200,000
 Allocation of shares to
  ESOP..................         --       --         --         --       163,200           --       --        163,200
 Net income.............         --       --         --         --           --      3,017,204      --      3,017,204
                           ---------  ------- ---------- ----------  -----------   ----------- --------   -----------
Balances October 31,
 1994...................   8,713,100   87,131    327,411  3,200,000   (3,359,200)   10,001,168      --     10,256,510
 Allocation of shares of
  ESOP..................         --       --         --         --       163,200           --       --        163,200
 Net income.............         --       --         --         --           --      2,602,501      --      2,602,501
                           ---------  ------- ---------- ----------  -----------   ----------- --------   -----------
Balances October 31,
 1995...................   8,713,100   87,131    327,411  3,200,000   (3,196,000)   12,603,669      --     13,022,211
 Allocation of shares to
  ESOP..................         --       --         --         --       122,400           --       --        122,400
 Purchase of treasury
  stock.................     (20,405)     --         --         --           --            --  $(44,454)      (44,454)
 Stock options (note
  3)....................         --       --   1,056,100        --           --            --       --      1,056,100
 Net income.............         --       --         --         --           --      4,025,297      --      4,025,297
                           ---------  ------- ---------- ----------  -----------   ----------- --------   -----------
Balances July 31, 1996..   8,692,695  $87,131 $1,383,511 $3,200,000  $(3,073,600)  $16,628,966 $(44,454)  $18,181,554
                           =========  ======= ========== ==========  ===========   =========== ========   ===========


          See accompanying notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       YEARS ENDED OCTOBER 31,     NINE MONTHS
                                       -------------------------  ENDED JULY 31,
                                          1994          1995           1996
                                       -----------  ------------  --------------
Cash flows from operating activities:
 Net income..........................  $ 3,017,204  $  2,602,501   $ 4,025,297
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
  Depreciation, amortization and
   write-off of intangibles..........    1,920,474     4,273,244     3,012,061
  Loss (gain) on disposals of
   property and equipment............      239,842      (123,583)       24,441
  Accretion of original issue
   discount..........................      456,000       530,004       458,541
  Compensation expense related to
   stock options.....................          --            --      1,056,100
  Deferred income taxes..............      162,125       330,158      (270,254)
  Provision for doubtful accounts....      148,724       762,764       646,828
  Increase in accounts receivable....   (4,371,301)   (5,544,515)   (1,997,444)
  Increase in inventory..............   (4,356,554)   (9,989,327)   (3,203,177)
  Decrease (increase) in prepaid
   expenses..........................      544,396      (228,391)     (708,539)
  Decrease (increase) in refundable
   income taxes......................      451,191           --            --
  Decrease (increase) in other
   assets............................      (46,468)    2,025,426       300,253
  Decrease (increase) in notes
   receivable, trade.................     (562,513)     (265,113)     (203,630)
  Increase (decrease) in accounts
   payable...........................    1,602,631     4,488,652    (2,871,234)
  Increase in accrued expenses.......      195,600       503,467     1,080,891
  Increase (decrease) in income taxes
   payable...........................     (742,287)     (220,989)      195,332
                                       -----------  ------------   -----------
    Net cash provided by (used in)
     operating activities............   (1,340,936)     (855,702)    1,545,466
                                       -----------  ------------   -----------
Cash flows from investing activities:
 Proceeds from disposals of property
  and equipment......................      210,574       147,666        43,021
 Capital expenditures................   (2,678,696)   (9,934,590)   (7,091,280)
 Payments for purchases of
  subsidiaries, net of cash
  acquired...........................   (1,267,841)   (8,672,834)          --
                                       -----------  ------------   -----------
    Net cash used in investing
     activities......................   (3,735,963)  (18,459,758)   (7,048,259)
                                       -----------  ------------   -----------
Cash flows from financing activities:
 Net borrowings under note payable...      783,478    12,388,997     4,922,460
 Repayments of long-term debt........   (3,319,793)   (2,046,824)   (5,349,788)
 Proceeds from long-term debt........    4,651,884     9,604,443     6,184,986
 Principal payments of capital lease
  obligations........................     (269,294)     (251,632)     (387,947)
 Payment of financing costs..........          --       (321,044)          --
 Issuance of stock warrants..........    3,200,000           --            --
 Purchase of treasury stock..........          --            --        (44,454)
                                       -----------  ------------   -----------
    Net cash provided by financing
     activities......................    5,046,275    19,373,940     5,325,257
                                       -----------  ------------   -----------
Net increase (decrease) in cash......      (30,624)       58,480      (177,536)
Cash at beginning of year............      200,935       170,311       228,791
                                       -----------  ------------   -----------
Cash at end of year..................  $   170,311  $    228,791   $    51,255
                                       ===========  ============   ===========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
  Interest...........................  $ 1,588,000  $  2,638,000   $ 2,120,000
                                       ===========  ============   ===========
  Income taxes.......................  $ 1,962,000  $  2,838,000   $ 2,467,000
                                       ===========  ============   ===========

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

  Supplemental schedule of non-cash investing and financing activities:

    In 1994, the Company purchased all of the capital stock of one retail store and substantially all of the assets of three additional stores for $1,374,000. In conjunction with the acquisitions, liabilities were assumed as follows:

     Fair value of assets acquired.................................. $2,974,000
     Cash paid......................................................  1,374,000
                                                                     ----------
       Liabilities assumed and debt issued.......................... $1,600,000
                                                                     ==========

    In 1995, the Company purchased substantially all of the assets of one retail store, substantially all of the assets of one wholesale distributor and the capital stock of another wholesale distributor for $6,725,000. In conjunction with the acquisitions, liabilities were assumed as follows:

     Fair value of assets acquired................................. $21,315,000
     Cash paid.....................................................   6,725,000
                                                                    -----------
       Liabilities assumed and debt issued......................... $14,590,000
                                                                    ===========

  In 1995 and 1996, the Company incurred capital lease obligations of approximately $580,000 and $582,000, respectively for equipment.



         See accompanying notes to consolidated financial statements.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   OCTOBER 31, 1994, 1995 AND JULY 31, 1996

(1) SIGNIFICANT ACCOUNTING POLICIES

 (a) Nature of Business

  United Natural Foods, Inc. and Subsidiaries (the Company) is a distributor and retailer of natural products. The Company sells its products throughout the United States. For purposes of segment reporting, the Company considers its operations to be within a single industry.

 (b) Basis of Consolidation

  The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Certain prior period balances have been reclassified to conform to the 1996 presentation.

 (c) Inventories

  Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out (FIFO) method.

 (d) Property and Equipment

  Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Depreciation and amortization are principally provided under the straight-line method over the following estimated useful lives:

   Building..........................................................   40 years
   Leasehold improvements............................................   10 years
   Warehouse equipment............................................... 5-10 years
   Office equipment..................................................  3-5 years
   Motor vehicles....................................................    3 years
   Equipment under capital lease.....................................    5 years

 (e) Income Taxes

  The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (f) Intangible Assets

  Intangible assets consist principally of goodwill and covenants not to compete. Goodwill represents the excess purchase price over fair value of net assets acquired in connection with purchase business combinations and is being amortized on the straight line method over thirty years. Covenants not to compete are stated at cost and are amortized using the straight-line method over the lives of the respective agreements, generally five years.

  The Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, during fiscal 1995.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

  The Company evaluates impairment of intangible assets on an annual basis, or more frequently if events or changes in circumstances indicate that carrying amounts may no longer be recoverable. Impairment losses are determined based upon the excess of carrying amounts over expected future cash flows (undiscounted) of the underlying business. The assessment of the recoverability of intangible assets will be impacted if estimated future cash flows are not achieved.

  In fiscal 1995, the Company wrote off approximately $1,564,000 in intangible assets, primarily goodwill, upon evaluating impairment of the underlying business of certain of its retail operations. The impairment was indicated by projected cash flow losses caused by increased competition at one location and a change in demographics for the other affected location. This amount is included in "Amortization of Intangibles" in the 1995 Consolidated Statement of Income.

 (g) Revenue Recognition

  The Company records revenue upon shipment of products. Revenues are recorded net of applicable sales discounts.

 (h) Fair Value of Financial Instruments

  The carrying amounts of the Company's financial instruments including cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short term nature of these instruments. The carrying value of notes receivable, long term debt and capital lease obligations approximate fair value based on the instruments' interest rate, terms, maturity date, and collateral, if any, in comparison to the Company's incremental borrowing rate for similar financial instruments.

 (i) Change in Fiscal Year

  The Company elected to change its fiscal year end from October 31 to July
31. The consolidated results of operations and cash flows for the nine months ended July 31, 1996 are not necessarily indicative of results that would be expected for a full year.

 (j) Accounting Changes

  Effective November 1, 1995, the Company changed its method of accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Due to a number of recent acquisitions, the Company's subsidiaries were accounting for inventories on varying methods (LIFO, FIFO) and using different calculation methodologies for LIFO. In order to conform all the Company's inventories to the same valuation method and to enhance the comparability of the Company's financial results with other publicly traded entities, the conforming change to FIFO was made, which was deemed preferable for these reasons. In accordance with provisions of Accounting Principles Board Opinion No. 20, concerning an initial public offering of securities, this change has been applied retroactively and financial statements of prior periods have been restated.

 (k) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (l) Notes Receivable, trade

  The Company issues notes receivable, trade to certain customers under two basic circumstances, inventory purchases for initial store openings and overdue accounts receivable. Initial store opening notes are generally receivable over a period not to exceed twelve months. The overdue accounts receivable notes may extend for periods greater than one year. All notes are issued at a market interest rate and contain certain guarantees and collateral assignments in favor of the Company.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

 (m) Net Income Per Share

  Net income per share is computed by dividing net income by the weighted average number of shares of Common Stock and dilutive common stock equivalents. For purposes of this calculation, outstanding stock options and stock warrants are considered common stock equivalents and totaled approximately 1.8 million shares for all periods presented (approximately 1.4 million incremental shares under the treasury stock method). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the twelve month period prior to the date of the initial filing of the Company's Registration Statement have been included in the calculation, using the treasury stock method, as if they were outstanding for all periods presented. Fair market value for the purpose of this calculation was assumed to be approximately $14.00 per share, the assumed initial public offering price. The number of shares used in all calculations has been adjusted to reflect a fifty-five-for-one stock split (see note 13).

(2) ACQUISITIONS

  In February 1996, Cornucopia Natural Foods, Inc. (CNF) and Mountain People's Warehouse, Inc. (MPW) merged in a business combination accounted for as a pooling of interests. CNF issued 3,213,100 shares, which represented approximately 37% of the common stock of CNF after the merger, in exchange for all of the outstanding common stock of MPW. The combined entity changed its name to United Natural Foods, Inc. The financial statements for all periods presented reflect the merger. Net sales for fiscal 1994, fiscal 1995 and the quarter ended January 31, 1996 for CNF were $113.2 million, $145.6 million and $48.7 million (unaudited), respectively. Net income for fiscal 1994, fiscal 1995 and the quarter ended January 31, 1996 for CNF was $1.8 million, $0.9 million and $1.0 million (unaudited), respectively. Net sales for fiscal 1994, fiscal 1995 and the quarter ended January 31, 1996 for MPW were $87.4 million, $137.7 million and $43.6 million (unaudited), respectively. Net income for fiscal 1994, fiscal 1995 and the quarter ended January 31, 1996 for MPW was $1.3 million, $1.7 million and $0.1 million (unaudited), respectively.

  During fiscal 1995, the Company acquired substantially all of the assets of one natural products retailer, SunSplash Market, Inc. (in April 1995), one wholesale distributor, Prem Mark, Inc. (the predecessor business to Rainbow Natural Foods, Inc.) (in July 1995) and the capital stock of another wholesale distributor, Nutrasource, Inc. (in May 1995) in business combinations accounted for as purchases. The results of operations of these acquisitions have been included in the accompanying financial statements since the dates of the acquisitions. The total cash paid and debt issued for these acquisitions was approximately $12,470,000, which exceeded the fair value of the net assets acquired by approximately $6,329,000. This excess for purchase price over the net assets acquired has been recorded as goodwill, and is being amortized over thirty years.

  During fiscal 1994, the Company acquired 100% of the common stock of one natural products retailer, Natureworks, Inc., and substantially all of the assets of three additional retailers, Village Natural Grocers, Inc., Down Home Natural Foods, Inc., and Railway Market, Inc., in business combinations accounted for as purchases. The results of operations of these retailers were included in the accompanying financial statements since the dates of the acquisitions. The total cash paid and debt issued for these acquisitions was approximately $2,974,000 which exceeded the fair value of the net assets acquired by approximately $1,437,000. The excess has been recorded as goodwill and is being amortized on the straight-line method over thirty years.

  In connection with these acquisitions, the Company executed covenants not to compete and consulting agreements totaling $505,000 to be amortized using the straight-line method over the lives of the respective agreements, generally five years.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

 Pro Forma Results (Unaudited)

  The following represents the unaudited pro forma results of operations for fiscal 1995 as if the acquisitions of Nutrasource, Inc. and Prem Mark, Inc. had occurred as of November 1, 1994:

     Net sales.................................................... $345,381,000
     Income before income taxes...................................    5,217,000
     Net income...................................................    2,410,000
     Net income per share of common stock......................... $       0.24

  The pro forma operating results include results of operations for the periods prior to the acquisitions and include additional amortization of intangible assets and interest expense on acquisition borrowings as if the acquisitions occurred on November 1, 1994.

  The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined during the period presented and is not intended to be a projection of future results or trends.

(3) STOCK OPTION PLAN

  On July 29, 1996, the Board of Directors adopted, and on July 31, 1996 the stockholders approved, the 1996 Stock Option Plan which provides for grants of stock options to employees, officers, directors and others. These options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or options not intended to qualify as incentive stock options ("non-statutory options"). A total of 1,375,000 shares of common stock may be issued upon the exercise of options granted under the 1996 Stock Option Plan.

  In consideration for their services on the Company's Board of Directors, four employee-directors were awarded a total of 324,500 non-statutory stock options under the Company's 1996 Stock Option Plan at an exercise price of $6.38 per share which vested immediately. In addition, one non-employee director was awarded a total of 16,500 non-statutory stock options under the 1996 Stock Option Plan at an exercise price of $9.64 per share which vest after three years. Incentive stock options to purchase an aggregate of 297,000 shares of common stock were also granted to several employees at not less than the fair value at the date of grant, with vesting at various rates generally over the next five years. Compensation expense of $1,056,100 was charged to operations in fiscal 1996 related to the employee-director stock options. In accordance with SEC regulations, all options have been included in earnings per share calculations for all periods presented.

(4) NOTES PAYABLE

  The Company entered into a line of credit and term loan agreement (see note
5) with a bank effective February 1996. The line of credit agreement permits the Company to borrow up to a maximum of $50,000,000. The amount of borrowing is based upon the sum of 90% of eligible accounts receivable and 55% of eligible inventory. Interest on the loans is at 0.25% above the New York prime interest rate or 2.25% above the LIBOR rate. The bank's prime rate was 8.75% and 8.25% at October 31, 1995 and July 31, 1996, respectively. The line of credit agreement, which terminates July 1998, is secured by all assets of the Company and contains certain restrictive covenants. The Company was in compliance with its restrictive covenants at July 31, 1996.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

(5) LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                        OCTOBER 31,  JULY 31,
                                                           1995        1996
                                                        ----------- -----------
   Note payable to limited partnership, secured, with
    interest ranging from 8% to 12% per annum payable
    quarterly, maturing October 1998..................  $ 4,286,004 $ 4,744,545
   Term loan for employee stock ownership plan,
    secured by stock of the corporation, due $13,600
    monthly plus interest at 10%, balance due May 1,
    2015..............................................    3,196,000   3,073,600
   Real estate term loan payable to bank, secured by
    land and building, with principal repayments of
    $25,000 monthly through July 1998 plus interest at
    7.5%, all remaining principal due August 1998.....    6,000,000   5,775,000
   Term loan payable to former owners of acquired
    business, secured by substantially all assets of
    subsidiary with principal repayments of $695,353
    semi-annually through July 1998, with interest
    ranging from 8-10% through maturity...............    4,178,114   2,785,409
   Term loan payable to bank, secured by substantially
    all assets of a subsidiary, refinanced in February
    1996..............................................      976,190         --
   Term loan payable to bank, secured by substantially
    all assets of the Company, refinanced in February
    1996..............................................      425,080         --
   Term loan payable to bank, secured by substantially
    all assets of the Company, with monthly principal
    payments of $59,524 through July 1998 and the re-
    maining principal due on July 31, 1998, interest
    at prime plus 0.25% above the bank's prime rate or
    at 2.25% above the LIBOR rate.....................          --    4,702,381
   Installment notes secured by equipment, payable in
    monthly installments through 2002 at interest
    rates ranging from 7.43% to 11.82%................    2,061,640   1,958,257
   Other notes payable to former owners of acquired
    businesses and former stockholders of
    subsidiaries, maturing at various dates through
    February 2002 at interest rates ranging from 6 to
    10%...............................................    3,878,355   3,164,835
   Notes payable to bank, secured by automobiles,
    including interest ranging from 6.25% to 7.25%,
    primarily due over three years....................       84,928      53,623
                                                        ----------- -----------
     Total long-term debt.............................   25,086,311  26,257,650
   Less: current installments.........................    3,774,198   4,086,795
                                                        ----------- -----------
   Long-term debt, excluding current installments.....  $21,312,113 $22,170,855
                                                        =========== ===========

  The Company entered into a Note and Warrant Purchase Agreement (the Agreement) with a limited partnership (the Purchaser) on November 17, 1993. Under the Agreement, the Company issued to the Purchaser a Senior Note in the principal amount of $6,500,000 and a Common Stock Purchase Warrant for 1,166,660 shares of the common stock of the Company. Interest on the Senior Note ranges from 8% to 12% per annum and is payable quarterly. The Senior Note matures October 31, 1998. The Common Stock Purchase Warrant is exercisable from November 17, 1993 through October 31, 2000, at a price of $0.01 per share.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

  The $6,500,000 proceeds were recorded as $3,300,000 in long-term debt with the remaining $3,200,000 recorded as issuance of stock warrants representing the estimated fair value of the warrants issued. The original issue discount on the debt will accrete over the life of the loan so that the principal balance will be $6,500,000 at maturity. The total effective interest rate including the accretion of the original issue discount is approximately 28%.

  The Agreement, as amended, also contains certain restrictive covenants. The Company was in compliance with these covenants at July 31, 1996.

  Aggregate maturities of long-term debt for the next five years and thereafter are as follows at July 31, 1996:

            1997............................. $ 4,086,795
            1998.............................  14,385,413
            1999.............................   4,370,979
            2000.............................     728,390
            2001.............................     398,510
            Thereafter.......................   2,287,563
                                              -----------
                                              $26,257,650
                                              ===========

(6) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following at:

                                                        OCTOBER 31,  JULY 31,
                                                           1995        1996
                                                        ----------- -----------
   Land................................................ $   266,870 $   266,870
   Building............................................   5,990,939  11,043,261
   Leasehold improvements..............................   2,180,127   1,814,142
   Warehouse equipment.................................   3,627,330   5,454,745
   Office equipment....................................   3,217,656   4,075,772
   Motor vehicles......................................   3,985,097   4,669,065
   Equipment under capital leases......................   1,091,979   1,769,139
   Construction in progress............................     874,603     337,507
                                                        ----------- -----------
                                                         21,234,601  29,430,501
   Less accumulated depreciation and amortization......   5,885,915   8,826,838
                                                        ----------- -----------
     Net property and equipment........................ $15,348,686 $20,603,663
                                                        =========== ===========

(7) CAPITAL LEASES

  The Company leases computer, office and warehouse equipment under capital leases expiring in various years through 2001. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the lower of their related lease terms or their estimated productive lives.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

  Minimum future lease payments under capital leases as of July 31, 1996 for each of the next five fiscal years and in the aggregate are:

   YEAR ENDED JULY 31                                                  AMOUNT
   ------------------                                                ----------
   1997............................................................. $  454,217
   1998.............................................................    380,220
   1999.............................................................    251,894
   2000.............................................................    215,915
   2001.............................................................    141,116
                                                                     ----------
     Total minimum lease payments...................................  1,443,362
   Less: Amount representing interest...............................    238,040
                                                                     ----------
     Present value of net minimum lease payments....................  1,205,322
   Less: current installments.......................................    357,404
                                                                     ----------
     Capital lease obligations, excluding current installments...... $  847,918
                                                                     ==========

(8) OPERATING LEASES

  The Company leases various facilities under operating lease agreements with varying terms. Most of the leases contain renewal options and purchase options at several specific dates throughout the terms of the leases.

  The Company also leases equipment under master lease agreements. Payment under these agreements will continue for a period of four years. The equipment lease agreements contain covenants concerning the maintenance of certain financial ratios. The Company was in compliance with its covenants at July 31, 1996.

  Future minimum annual fixed payments required under non-cancelable operating leases having an original term of more than one year as of July 31, 1996 are as follows:

            1997............................. $ 4,352,000
            1998.............................   3,980,000
            1999.............................   3,648,000
            2000.............................   3,020,000
            2001.............................   1,764,000
            Thereafter.......................   7,313,000
                                              -----------
                                              $24,077,000
                                              ===========

  Rent and other lease expense for the years ended October 31, 1994 and 1995 totaled approximately $5,207,000 and $5,441,000, respectively. Rent and other lease expense for the nine months ended July 31, 1996 totaled approximately $4,667,000.

(9) SALARY REDUCTION/PROFIT SHARING PLANS

  The Company has several salary reduction/profit sharing plans, generally called "401(k) Plans" (the Plan), covering various employee groups. Under this type of Plan the employees may choose to reduce their compensation and have these amounts contributed to the Plan on their behalf. In order to become a participant in the Plan, the employee must meet certain eligibility requirements as described in the plan document. In addition to amounts contributed to the Plan by employees, the Company makes contributions to the Plan on behalf of the employees. The Company contributions to the Plan were not material for the years ended October 31, 1994 and 1995, and for the nine months ended July 31, 1996.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

(10) INCOME TAXES

  Total Federal and state income tax expense consists of the following:

                                                CURRENT   DEFERRED     TOTAL
                                               ---------- ---------  ----------
   Fiscal year ended October 31, 1994:
     U.S. Federal............................. $1,452,429 $ 138,000  $1,590,429
     State and local..........................    356,030    24,125     380,155
                                               ---------- ---------  ----------
                                               $1,808,459 $ 162,125  $1,970,584
                                               ========== =========  ==========
   Fiscal year ended October 31, 1995:
     U.S. Federal............................. $2,079,758 $ 302,052  $2,381,810
     State and local..........................    519,940    28,106     548,046
                                               ---------- ---------  ----------
                                               $2,599,698 $ 330,158  $2,929,856
                                               ========== =========  ==========
   Nine months ended July 31, 1996:
     U.S. Federal............................. $2,427,429 $(254,587) $2,172,842
     State and local..........................    620,946   (15,667)    605,279
                                               ---------- ---------  ----------
                                               $3,048,375 $(270,254) $2,778,121
                                               ========== =========  ==========

  Total income tax expense was different than the amounts computed using the United States statutory income tax rate applied to income before income taxes as a result of the following:

                                                 OCTOBER 31,
                                            ----------------------  JULY 31,
                                               1994        1995       1996
                                            ----------  ---------- ----------
   Computed "expected" tax expense......... $1,695,848  $1,881,001 $2,313,162
   State and local income tax net of
    Federal income tax benefit.............    250,902     361,710    399,484
   Merger related expenses.................        --          --     155,743
   Non-deductible expenses.................     14,275      20,240     69,871
   Non-deductible amortization.............     20,912     478,623      4,714
   Other, net..............................    (11,353)    188,282   (164,853)
                                            ----------  ---------- ----------
                                            $1,970,584  $2,929,856 $2,778,121
                                            ==========  ========== ==========

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

  The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets and deferred tax liabilities at October 31, 1995 and July 31, 1996 are presented below:

                                                         OCTOBER 31, JULY 31,
                                                            1995       1996
                                                         ----------- ---------
   Deferred tax assets:
     Inventories, principally due to additional costs
      inventoried for tax purposes.....................   $ 402,168  $ 421,099
     Rents deducted for book purposes in excess of
      tax..............................................      28,586     27,732
     Financing costs...................................      33,244     24,662
     Intangible assets.................................     258,905    221,242
     Deferred compensation.............................         --     400,896
     Accrued vacation..................................      50,000     59,048
     Accounts receivable, principally due to allowances
      for uncollectible accounts.......................     280,000    280,693
     Other.............................................     125,545    165,141
                                                          ---------  ---------
       Total gross deferred tax assets.................   1,178,448  1,600,513
   Less valuation allowance............................         --         --
                                                          ---------  ---------
       Net deferred tax assets.........................   1,178,448  1,600,513
                                                          ---------  ---------
   Deferred tax liability:
     Plant and equipment, principally due to
      differences in depreciation......................     491,889    536,295
     Reserve for LIFO inventory method.................     507,018    675,348
     Other.............................................      60,925        --
                                                          ---------  ---------
       Total deferred tax liabilities..................   1,059,832  1,211,643
                                                          ---------  ---------
   Net deferred tax assets.............................    $118,616   $388,870
                                                          =========  =========
   Current deferred income tax assets..................   $ 480,754  $ 796,216
   Non-current deferred income tax liability...........    (362,138)  (407,346)
                                                          ---------  ---------
                                                          $ 118,616  $ 388,870
                                                          =========  =========

  In assessing the recoverability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the fact that the Company has sufficient taxable income in the federal carryback period and anticipates sufficient future taxable income over the periods which the deferred tax assets are deductible, the ultimate realization of deferred tax assets for federal and state tax purposes appears more likely than not.

(11) EMPLOYEE STOCK OWNERSHIP PLAN

  The Company adopted the Cornucopia Natural Foods, Inc. (predecessor company) Employee Stock Ownership Plan (the Plan) for the purpose of acquiring outstanding shares of the Company for the benefit of eligible employees. The Plan was effective as of November 1, 1988 and has received notice of qualification by the Internal Revenue Service.

  In connection with the adoption of the Plan, a Trust was established to hold the shares acquired. On November 1, 1988, the Trust purchased 40% of the outstanding Common Stock of the Company at a price of $4,080,000. The trustees funded this purchase by issuing promissory notes to the initial stockholders, with the ESOT shares pledged as collateral. These notes bear interest at 10% and are payable through May 2015. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

                  UNITED NATURAL FOODS, INC. AND SUBSIDIARIES

  The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," in November 1993. The statement provides guidance on employers' accounting for ESOPs and is required to be applied to shares purchased by ESOPs after December 31, 1992, that have not been committed to be released as of the beginning of the year of adoption. In accordance with SOP 93-6, the Company elected not to adopt the guidance in SOP 93-6 for the shares held by the ESOP, all of which were purchased prior to December 31, 1992. The debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheets. During 1994, 1995 and 1996, contributions totaling approximately $509,000, $492,000 and $358,000, respectively, were made to the Trust. Of these contributions, approximately $346,000, $328,000 and $235,000, respectively, represented interest.

  The ESOP shares were classified as follows:

                                                          OCTOBER 31, JULY 31,
                                                             1995       1996
                                                          ----------- ---------
   Allocated shares......................................    396,000    484,000
   Shares released for allocation........................     88,000     66,000
   Shares distributed to employees.......................        --     (20,405)
   Unreleased shares.....................................  1,716,000  1,650,000
                                                           ---------  ---------
     Total ESOP shares...................................  2,200,000  2,179,595
                                                           =========  =========

  The fair value of unreleased shares was approximately $15,900,000 at July 31, 1996. Employees have the option of putting their shares back to the Company upon leaving employment.

(12) LITIGATION

  The Company may from time to time be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(13) INITIAL PUBLIC OFFERING

  In connection with a proposed initial public offering of shares of Common Stock, on August 30, 1996, the Board of Directors adopted, and the stockholders approved, an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock from 200,000 to 25,000,000 and stating the par value of such shares as $0.01, and the Company effected a fifty-five-for-one split of its issued and outstanding Common Stock. All share, option and warrant and per share data presented in the accompanying consolidated financial statements have been restated to reflect the increased number of authorized and outstanding shares of Common Stock.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Prem Mark, Inc.:

  We have audited the accompanying balance sheet of Prem Mark, Inc. as of December 31, 1994 and the related statements of income, stockholder's investment and cash flows for the fifty-three weeks then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prem Mark, Inc. as of December 31, 1994 and the results of its operations and its cash flows for the fifty-three weeks then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
March 9, 1995

                                PREM MARK, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1994

                              ASSETS
Current assets:
  Cash............................................................ $       850
  Accounts receivable, net of allowance for uncollectible accounts
   of approximately $58,000.......................................   2,415,608
  Inventories.....................................................   4,002,266
  Prepaid expenses and other current assets.......................     109,542
  Current portion of notes receivable (note 3)....................      54,620
                                                                   -----------
    Total current assets..........................................   6,582,886
                                                                   -----------
Property and equipment:
  Land............................................................     361,425
  Buildings.......................................................   1,600,939
  Equipment, furniture and fixtures...............................   1,501,022
  Equipment and vehicles under capital leases (note 4)............     100,069
  Motor vehicles..................................................     109,376
                                                                   -----------
                                                                     3,672,831
  Less--accumulated depreciation and amortization.................  (1,067,265)
                                                                   -----------
                                                                     2,605,566
                                                                   -----------
Notes receivable (note 3).........................................      52,870
Other assets......................................................       8,844
                                                                   -----------
                                                                   $ 9,250,166
                                                                   ===========
             LIABILITIES AND STOCKHOLDER'S INVESTMENT
Current liabilities:
  Accounts payable and accrued expenses........................... $ 3,110,193
  Current portion of obligations under capital leases (note 4)....      23,934
  Current portion of related party notes payable (note 5).........     247,906
  Current portion of line of credit and other (note 5)............     867,053
                                                                   -----------
    Total current liabilities.....................................   4,249,086
Obligations under capital leases (note 4).........................      18,029
Related party notes payable (note 5)..............................   2,342,317
Line of credit and other (note)...................................      62,017
                                                                   -----------
    Total liabilities.............................................   6,671,449
                                                                   -----------
Stockholder's investment (note 6):
  Common stock, $1 par value; 5,000 shares authorized; 1,000
   shares issued; 264 shares outstanding..........................       1,000
  Additional paid-in capital......................................     270,693
  Retained earnings...............................................   3,689,278
                                                                   -----------
                                                                     3,960,971
Less--Treasury stock, 736 shares, at cost.........................  (1,382,254)
                                                                   -----------
    Total stockholder's investment................................   2,578,717
                                                                   -----------
                                                                   $ 9,250,166
                                                                   ===========

    The accompanying notes are an integral part of this financial statement.

                                PREM MARK, INC.

                              STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994

Net sales (note 8)................................................. $47,068,475
Cost of sales......................................................  38,564,949
                                                                    -----------
    Gross profit...................................................   8,503,526
                                                                    -----------
Operating expenses:
  Salaries and benefits............................................   4,709,735
  Occupancy........................................................     262,141
  Vehicle..........................................................     840,976
  Legal and professional...........................................      61,875
  Advertising and promotion........................................     119,414
  Depreciation and amortization....................................     319,907
  Maintenance and repairs..........................................     122,930
  Postage and supplies.............................................     147,465
  Travel...........................................................      80,685
  Equipment rental.................................................       7,974
  Other............................................................     219,599
                                                                    -----------
    Total operating expenses.......................................   6,892,701
                                                                    -----------
    Operating income...............................................   1,610,825
                                                                    -----------
Nonoperating income (expense):
  Interest expense, net............................................    (280,723)
  Other............................................................     162,764
                                                                    -----------
    Total nonoperating expense.....................................    (117,959)
                                                                    -----------
    Net income..................................................... $ 1,492,866
                                                                    ===========


    The accompanying notes are an integral part of this financial statement.

                                PREM MARK, INC.

                     STATEMENT OF STOCKHOLDER'S INVESTMENT
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994

                         COMMON STOCK  ADDITIONAL                TREASURY STOCK
                         -------------  PAID-IN    RETAINED    ------------------
                         SHARES AMOUNT  CAPITAL    EARNINGS    SHARES   AMOUNT        TOTAL
                         ------ ------ ---------- -----------  ------ -----------  -----------
Balances, December 25,
 1993................... 1,000  $1,000  $270,693  $ 3,196,412   (736) $(1,382,254) $ 2,085,851
 Net income.............   --      --        --     1,492,866    --           --     1,492,866
 Distributions to
  stockholder...........   --      --        --    (1,000,000)   --           --    (1,000,000)
                         -----  ------  --------  -----------   ----  -----------  -----------
Balances, December 31,
 1994................... 1,000  $1,000  $270,693  $ 3,689,278   (736) $(1,382,254) $ 2,578,717
                         =====  ======  ========  ===========   ====  ===========  ===========



    The accompanying notes are an integral part of this financial statement.

                                PREM MARK, INC.

                            STATEMENT OF CASH FLOWS
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994

Cash flows from operating activities:
 Cash received from customers.................................... $ 46,902,709
 Cash paid to suppliers and employees............................  (45,957,900)
 Interest received...............................................       14,566
 Interest paid...................................................     (295,289)
                                                                  ------------
    Net cash provided by operating activities....................      664,086
                                                                  ------------
Cash flows from investing activities:
 Capital expenditures............................................     (300,980)
 Proceeds from sales of assets...................................        2,274
 Collection of notes receivable..................................       88,674
                                                                  ------------
    Net cash used in investing activities........................     (210,032)
                                                                  ------------
Cash flows from financing activities:
 Borrowing from line of credit...................................      939,171
 Principal payments on line of credit............................     (200,000)
 Principal payments on notes payable, primarily related party....     (224,941)
 Principal payments on capital lease obligations.................      (21,941)
 Distributions to stockholder....................................   (1,000,000)
                                                                  ------------
    Net cash used in financing activities........................     (507,711)
                                                                  ------------
Net decrease in cash and cash equivalents........................      (53,657)
Cash and cash equivalents, at beginning of year..................       54,507
                                                                  ------------
Cash and cash equivalents, at end of year........................ $        850
                                                                  ============
Reconciliation of net income to net cash provided by operating activities:
 Net income...................................................... $  1,492,866
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..................................      319,907
  Loss on sales of assets........................................        1,464
  Change in operating assets and liabilities:
   Increase in accounts receivable, net..........................     (480,703)
   Increase in inventories.......................................     (561,358)
   Increase in prepaid expenses and other current assets.........      (36,092)
   Decrease in other assets......................................       11,000
   Decrease in accounts payable and accrued expenses.............      (82,998)
                                                                  ------------
    Net cash provided by operating activities.................... $    664,086
                                                                  ============

    The accompanying notes are an integral part of this financial statement.

                                PREM MARK, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

(1) CORPORATION ORGANIZATION

  Prem Mark, Inc. (the "Company"), is wholly owned by The Onae Trust (a Qualified Subchapter S Trust). The Company operates as a distributor of health foods and related products.

  The Company's fiscal year end is the last Saturday of each calendar year. Fiscal 1994 is fifty-three weeks in duration.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Cash and Cash Equivalents

  The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

 (b) Inventories

  Inventories consist primarily of food inventory held by the Company for resale in the normal course of business and are valued at the lower of cost (first-in, first-out basis) or market.

 (c) Property and Equipment

  Land, buildings and equipment are stated at cost or, in the case of assets under capital leases, at the lower of the present value of future minimum lease payments or fair market value. Depreciation is provided using the straight-line method. All equipment, furniture, fixtures and vehicles are depreciated over a useful life of two to ten years except for buildings which are depreciated over thirty years.

 (d) Income Taxes

  The Company has elected to be taxed under Subchapter S of the Internal Revenue Code. Taxable income is the responsibility of the Company's stockholder. Accordingly, no provision has been made for federal or state income taxes in the accompanying financial statements. Additionally, the book and tax bases of the assets are not substantially different at December 31, 1994.

 (e) Risk Concentration

  The accounts receivable potentially subject the Company to concentrations of credit risk. The Company's customers include major natural food grocery stores and other large food chain stores as well as smaller, local natural food stores. The Company continuously evaluates the credit worthiness of its customers' financial condition.

 (f) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                                PREM MARK, INC.

(3) NOTES RECEIVABLE

  Notes receivable consist of the following at December 31, 1994:

   Note receivable from sale of retail store, at 9%, receivable in monthly installments, maturing February 1, 1997, secured by substantially all operating assets related to
    the store........................................................ $ 93,988
   Note receivable from sale of retail store, at 9%, receivable in monthly installments, maturing March 1, 1995, secured by
    substantially all operating assets related to the store..........   13,502
                                                                      --------
                                                                       107,490
   Less current maturities...........................................  (54,620)
                                                                      --------
                                                                      $ 52,870
                                                                      ========

  The following is a schedule of maturities for fiscal years ending after December 31, 1994:

            1995................................ $ 54,620
            1996................................   44,975
            1997................................    7,895
                                                 --------
                                                 $107,490
                                                 ========

(4) LEASES

 (a) Capital Leases

  The Company has leased certain equipment and vehicles under capital leases. The leases provide for payment of fixed monthly rentals over various lease terms. The Company's obligations under these leases are secured by the related assets.

  The December 31, 1994, future minimum payments under capital lease obligations were as follows:

                                                                         FUTURE
                                                                        MINIMUM
                                                                         LEASE
                                                     PRINCIPAL INTEREST PAYMENTS
                                                     --------- -------- --------
   1995.............................................  $23,934   $3,285  $27,219
   1996.............................................   18,029      621   18,650
                                                      -------   ------  -------
                                                      $41,963   $3,906  $45,869
                                                      =======   ======  =======

 (b) Operating Leases

  The Company leases significantly all its distribution fleet vehicles under operating leases. The leases expire at various times between 1995 and 2003. Total lease expense was $555,590 in fiscal year 1994.

  At December 31, 1994, future minimum lease payments under operating leases were as follows:

            1995.............................. $  281,736
            1996..............................    213,126
            1997..............................    183,888
            1998..............................    176,352
            1999..............................    138,672
            Thereafter........................    376,504
                                               ----------
                                               $1,370,278
                                               ==========

                                PREM MARK, INC.

(5) RELATED PARTY NOTES PAYABLE, LINE OF CREDIT AND OTHER

  On March 14, 1994 and May 9, 1994, the Company borrowed $13,342 and $10,880, respectively, from a commercial lender for the purpose of purchasing two Company vehicles. The notes payable, which are secured by the vehicles purchased, each require monthly payments of principal and interest at a rate of 7.5% and 8.25% per annum, respectively. The amount borrowed must be paid in full five and four years, respectively, from the date of borrowing.

  On September 30, 1994, the Company entered into a $1,000,000 revolving line of credit and a $500,000 term facility loan with a bank to fund working capital and purchase equipment, respectively. Draws under the line of credit are limited to the lesser of $1,000,000 or the amount of eligible accounts receivable, as defined. The line of credit accrues interest on the principal amount outstanding at the bank's prime rate (8.5% at December 31, 1994) plus 1% and is payable monthly. The line of credit facility expires on September 30, 1995, and amounts drawn must be repaid on that date. The line of credit is secured by accounts receivable. The term facility loan accrues interest at the same rate as the line of credit. The Company may borrow under this loan until September 30, 1995. As of December 31, 1994, $908,305 was outstanding on the line of credit and term facility loan.

  At December 31, 1994, notes payable and line of credit consisted of the following:

   Stock redemption notes payable (note 6):
    Notes payable to a related trust dated April 30, 1986,
     interest at 10%, monthly payments applied first to interest
     and then to principal, maturity May 1, 2006..................  $   276,079
    Notes payable to the trustee of a trust related to The Onae
     Trust dated April 30, 1986, interest at 10%, monthly payments applied first to interest and then to principal, maturity May
     1, 2006......................................................      333,612
                                                                    -----------
                                                                        609,691
                                                                    -----------
   Building and equipment notes payable:
    Note payable to the chairman of the board dated September 30,
     1991, interest at 9% (after April 1, 1997, note holder may increase the interest rate up to 10%), payable in monthly
     installments, maturity at December 1, 2008, collateralized by
     deed of trust on the warehouse facility......................    1,436,736
    Note payable to the chairman of the board dated March 31,
     1992, interest at 9% (after April 1, 1997, note holder may increase the interest rate up to 10%), payable in monthly
     installments, maturity at March 30, 1999, collateralized by
     related warehouse equipment financed.........................      543,796
                                                                    -----------
                                                                      1,980,532
                                                                    -----------
   Vehicle loans..................................................       20,765
   Line of credit.................................................      908,305
                                                                    -----------
     Total notes payable and line of credit.......................    3,519,293
     Less current maturities......................................   (1,114,959)
                                                                    -----------
                                                                    $ 2,404,334
                                                                    ===========

                                PREM MARK, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


  The following is a schedule of maturities of long-term debt for fiscal years ending after December 31, 1994:

            1995.............................. $1,114,959
            1996..............................    306,094
            1997..............................    328,231
            1998..............................    353,030
            1999..............................    250,713
            Thereafter........................  1,166,266
                                               ----------
                                               $3,519,293
                                               ==========

(6) RELATED PARTY TRANSACTIONS

  In connection with a stock redemption agreement entered into effective April 30, 1986, the Company acquired 736 shares of its outstanding common stock in exchange for the notes payable discussed above. The reacquired common stock is reflected in the accompanying balance sheets as treasury stock and is stated at its cost of $1,382,254. Interest paid to these former shareholders totaled $62,995 in fiscal 1994.

  In fiscal years 1992 and 1991, the Company borrowed certain amounts from the chairman of the Company's board of directors to finance the acquisition of a warehouse and related equipment and for working capital purposes. Interest paid by the Company to this individual totaled $187,088 in fiscal year 1994.

(7) 401(K) PLAN

  Beginning January 1, 1992, the Company adopted a 401(k) retirement and savings plan (the "Plan"). The Plan is a defined contribution plan covering all employees with over 1,000 hours of annual service with the Company. The Company is not required to contribute to the Plan. In fiscal 1994, the Company expensed an estimated contribution of $57,826. In order to share in the Company's contribution, an employee need not make any cash or deferred contributions.

(8) MAJOR CUSTOMERS

  The Company has two major retail customers which comprised more than 10% of sales each. Sales to these two customers were $11,705,806 and $9,119,177 in fiscal 1994. Related accounts receivable to these two customers were $637,321 and $672,993 at December 31, 1994.

                              PREM MARK, INC.

                            STATEMENT OF INCOME

           FOR THE PERIOD FROM JANUARY 1, 1995 TO JULY 29, 1995

                                 UNAUDITED


Net sales............................................................... $29,253,287
Cost of sales........................................................... 24,121,108
                                                                         ----------
     Gross Profit.......................................................  5,132,179
                                                                         ----------
Operating expenses:
 Salaries and benefits..................................................  3,017,778
 Occupancy..............................................................    152,426
 Vehicle................................................................    532,383
 Legal and professional.................................................    369,713
 Advertising and promotion..............................................     81,743
 Depreciation...........................................................    202,324
 Maintenance and repairs................................................     75,021
 Postage and supplies...................................................    116,105
 Travel.................................................................     50,515
 Equipment rental.......................................................     13,662
 Other..................................................................     96,607
                                                                         ----------
     Total operating expenses...........................................  4,708,277
                                                                         ----------
     Operating income...................................................    423,902
                                                                         ----------
Nonoperating income (expense):
 Interest expense, net..................................................   (173,058)
 Other, net.............................................................      8,107
                                                                         ----------
     Total nonoperating expense.........................................   (164,951)
                                                                         ----------
Net income.............................................................. $  258,951
                                                                         ----------

[Graphic consists of six photographs depicting a sampling of the more than 25,000 products offered by United Natural Foods, including grocery and general merchandise, personal care, frozen foods, beverages, perishables and nutritional supplements.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  10
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Consolidated Financial Data.....................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  23
Management...............................................................  36
Certain Transactions.....................................................  43
Principal and Selling Stockholders.......................................  45
Description of Capital Stock.............................................  47
Shares Eligible for Future Sale..........................................  50
Underwriting.............................................................  52
Legal Matters............................................................  53
Experts..................................................................  53
Additional Information...................................................  53
Index to Financial Statements............................................ F-1

  UNTIL    , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN AD-DITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             2,900,000 SHARES

                                     LOGO

                                 COMMON STOCK


                                    -------

                              P R O S P E C T U S

                                      , 1996

                                    -------


                               SMITH BARNEY INC.

                            OPPENHEIMER & CO., INC.

                         ROBERTSON, STEPHENS & COMPANY

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC Registration Fee............................................... $ 17,083
   NASD Filing Fee....................................................    5,503
   Nasdaq National Market Listing Fee.................................   50,000
   Blue Sky Fees and Expenses.........................................   20,000
   Transfer Agent and Registrar Fees..................................   10,000
   Accounting Fees and Expenses.......................................  140,000
   Legal Fees and Expenses............................................  275,000
   Printing and Mailing Expenses......................................  100,000
   Director and Officer Liability Insurance...........................  140,000
   Miscellaneous......................................................      414
                                                                       --------
     Total............................................................ $758,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

  Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

  Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Under Section 9 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In connection with a financing in November 1993, the Registrant issued a warrant to Triumph-Connecticut Limited Partnership ("Triumph") giving Triumph the right to purchase 1,166,660 shares of the Registrant's Common Stock, subject to certain repurchase rights held by the Registrant, at an exercise price of $0.01 per share.

  In connection with the merger with Mountain People's in February 1996, the Registrant issued 3,213,100 shares of its Common Stock to the Funk Family 1992 Revocable Living Trust in exchange for all of the outstanding stock of Mountain People's.

  In July 1996, the Registrant issued stock options for an aggregate of 638,000 shares of its Common Stock under the 1996 Option Plan. Options for an aggregate of 324,500 shares are exercisable at a price of $6.38 per share, options for 82,500 shares are exercisable at a price of $10.60 per share and the remaining options are exercisable at a price of $9.64 per share.

  No underwriters were engaged in connection with any of the foregoing issuances of securities. The securities issued in the above transactions were offered and sold in reliance upon the exemptions from registration under
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering. The Registrant has not issued any other securities within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   1*    Form of Underwriting Agreement.
   3.1*  Certificate of Incorporation of the Registrant, as amended.
   3.2   Amended and Restated Certificate of Incorporation of the Registrant,
         to be filed upon closing of this offering.
   3.3*  By-Laws of the Registrant.
   3.4** Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering.
   4     Specimen Certificate for shares of Common Stock, $.01 par value, of the Registrant.
   5**   Opinion of Hale and Dorr with respect to the validity of the securities being offered.
  10.1*  Employee Stock Ownership Plan, as amended.
  10.2*  Employee Stock Ownership Trust, as amended.
  10.3*  ESOT Loan Agreement among Norman A. Cloutier, Steven H. Townsend,
         Daniel V. Atwood, Theodore Cloutier and the Employee Stock Ownership
         Plan and Trust, dated November 1, 1988, as amended.
  10.4*  Stock Pledge Agreement between the Employee Stock Ownership Trust and
         Steven H. Townsend, Trustee for Norman A. Cloutier, Steven H.
         Townsend, Daniel V. Atwood and Theodore Cloutier, dated November 1,
         1988, as amended.
  10.5*  Trust Agreement between Norman A. Cloutier, Steven H. Townsend, Daniel
         V. Atwood, Theodore Cloutier and Steven H. Townsend as Trustee, dated
         November 1, 1988.
  10.6*  Guaranty Agreement between the Registrant and Steven H. Townsend as
         Trustee for Norman A. Cloutier, Steven H. Townsend, Daniel V. Atwood
         and Theodore Cloutier, dated November 1, 1988.
  10.7   1996 Stock Option Plan.
  10.8*  Stock Acquisition Agreement and Plan of Merger among the Registrant,
         MPW Acquisition Corporation, Michael S. Funk and Judith A. Funk,
         individually and as trustees of the Funk Family 1992 Revocable Living
         Trust, and Mountain People's Warehouse Incorporated ("Mountain
         People's"), dated December 8, 1995.
  10.9*  Asset Purchase Agreement between the Registrant and PREM MARK, Inc.,
         d/b/a Rainbow Natural Foods Distributing ("Rainbow"), dated July 27,
         1995.
  10.10  Stock Purchase Agreement, dated May 22, 1995, between Mountain
         People's and Nutrasource, Inc. ("Nutrasource")
  10.11* Note and Warrant Purchase Agreement between the Registrant and
         Triumph--Connecticut Limited Partnership ("Triumph"), dated November
         17, 1993.
  10.12* Senior Note, dated November 17, 1993, between the Registrant and
         Triumph.
  10.13* Registration Rights Agreement between the Registrant and Triumph, dated November 17, 1993.
  10.14* Employment Agreement between the Registrant, Mountain People's and
         Michael S. Funk, dated February 20, 1996.
  10.15* Non-competition Agreement between the Registrant and Norman A.
         Cloutier, dated November 16, 1993.
  10.16* Amended and Restated Loan and Security Agreement among the Registrant,
         Mountain People's, Natural Retail Group, Inc., Rainbow, Nutrasource,
         Inc. and Fleet Capital Corporation, dated February 20, 1996.
  10.17* Purchase and Sale Agreement between the Registrant and O.M. Killingly
         Investment Company, dated March 31, 1995.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  10.18* Real Estate Term Note between the Registrant and Shawmut Capital
         Corporation (now Fleet Capital Corporation), dated September 8, 1995.
  10.19* Distribution Agreement between Mountain People's Wine Distributing,
         Inc., and Mountain People's, dated August 23, 1994.
  10.20* Secured Promissory Note between Michael S. Funk and Mountain People's, dated November 28, 1995.
  10.21  Lease, dated January 21, 1992, between Panattoni-Catlin Joint Venture and Souza Revocable Trust and Mountain People's, as amended.
  10.22  Lease, dated July 29, 1995, between Prem Mark, Inc. and the
         Registrant.
  10.23  Lease, dated July 12, 1990, between the Registrant and Sylvan and
         Stanford Makover Joint Venture, as amended.
  10.24  Lease, dated August 23, 1989, between the Registrant and Bradley Spear and Seattle First National Bank, co-executors of the estate of A.H.
         Spear.
  10.25  1996 Employee Stock Purchase Plan.
  11     Computation of Earnings Per Share.
  21*    Subsidiaries of the Registrant.
  23.1   Consent of Hale and Dorr (included in Exhibit 5).
  23.2   Consent of KPMG Peat Marwick LLP.
  23.3   Consent of Arthur Andersen LLP.
  24*    Power of Attorney (included on page II-6).
  27*    Financial Data Schedule.
  99*    Consent of Thomas B. Simone.

--------

 * Previously filed.

** To be filed by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES

  Schedule II--Valuation and Qualifying Accounts

  All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayville, State of Connecticut, on this 9th day of October, 1996.

                                          UNITED NATURAL FOODS, INC.

                                          By
                                                /s/ Norman A. Cloutier
                                            -----------------------------------
                                                    NORMAN A. CLOUTIER

                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                  EXECUTIVE OFFICER


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE
     /s/ Norman A. Cloutier            Chairman of the         October 9, 1996
-------------------------------------   Board and Chief
         NORMAN A. CLOUTIER             Executive Officer
                                        (Principal
                                        Executive Officer)

               *                       Vice Chairman of the    October 9, 1996
-------------------------------------   Board and President
           MICHAEL S. FUNK

               *                       Chief Financial
-------------------------------------   Officer, Treasurer     October 9, 1996
       STEVEN H. TOWNSEND               and Director
                                        (Principal
                                        Financial and
                                        Accounting Officer)

               *                       Director                October 9, 1996
-------------------------------------
          DANIEL V. ATWOOD


               *                       Director                October 9, 1996
-------------------------------------
         ANDREA R. HENDRICKS

               *                       Director                October 9, 1996
-------------------------------------
           KEVIN T. MICHEL

               *                       Director                October 9, 1996
-------------------------------------
         RICHARD J. WILLIAMS

*By: /s/ Norman A. Cloutier
  ----------------------------------
       NORMAN A. CLOUTIER
        ATTORNEY-IN-FACT

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                 ADDITIONS
                                     ----------------------------------
                                     BALANCE AT CHARGED TO  CHARGED TO             BALANCE AT
                                     BEGINNING   COST AND     OTHER                   END
Bad Debt Allowance                   OF PERIOD   EXPENSES  ACCOUNTS (1) DEDUCTIONS OF PERIOD
    DESCRIPTION                      ---------- ---------- ------------ ---------- ----------
    -----------
Nine months ended July 31, 1996....  $1,274,602  $646,828        --      $643,675  $1,277,755
Year ended October 31, 1995........     574,664   762,764    $83,010      145,836   1,274,602
Year ended October 31, 1994........     830,049   148,724        --       404,109     574,664

(1) Represents the beginning bad debt allowance for Nutrasource, Inc. and Prem Mark, Inc.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
   1*    Form of Underwriting Agreement.
   3.1*  Certificate of Incorporation of the Registrant, as amended.
   3.2   Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed upon closing of this offering.
   3.3*  By-Laws of the Registrant.
   3.4** Amended and Restated By-Laws of the Registrant, to be effective upon the closing of this offering.
   4     Specimen Certificate for shares of Common Stock, $.01 par
         value, of the Registrant.
   5**   Opinion of Hale and Dorr with respect to the validity of the securities being offered.
  10.1*  Employee Stock Ownership Plan, as amended.
  10.2*  Employee Stock Ownership Trust, as amended.
  10.3*  ESOT Loan Agreement among Norman A. Cloutier, Steven H.
         Townsend, Daniel V. Atwood, Theodore Cloutier and the Employee
         Stock Ownership Plan and Trust, dated November 1, 1988, as amended.
  10.4*  Stock Pledge Agreement between the Employee Stock Ownership
         Trust and Steven H. Townsend, Trustee for Norman A. Cloutier,
         Steven H. Townsend, Daniel V. Atwood and Theodore Cloutier,
         dated November 1, 1988, as amended.
  10.5*  Trust Agreement between Norman A. Cloutier, Steven H. Townsend,
         Daniel V. Atwood, Theodore Cloutier and Steven H. Townsend as
         Trustee, dated November 1, 1988.
  10.6*  Guaranty Agreement between the Registrant and Steven H.
         Townsend as Trustee for Norman A. Cloutier, Steven H. Townsend,
         Daniel V. Atwood and Theodore Cloutier, dated November 1, 1988.
  10.7   1996 Stock Option Plan.
  10.8*  Stock Acquisition Agreement and Plan of Merger among the
         Registrant, MPW Acquisition Corporation, Michael S. Funk and
         Judith A. Funk, individually and as trustees of the Funk Family
         1992 Revocable Living Trust, and Mountain People's Warehouse
         Incorporated ("Mountain People's"), dated December 8, 1995.
  10.9*  Asset Purchase Agreement between the Registrant and PREM MARK,
         Inc., d/b/a Rainbow Natural Foods Distributing ("Rainbow"),
         dated July 27, 1995.
  10.10  Stock Purchase Agreement, dated May 22, 1995, between Mountain
         People's and Nutrasource, Inc. ("Nutrasource")
  10.11* Note and Warrant Purchase Agreement between the Registrant and
         Triumph--Connecticut Limited Partnership ("Triumph"), dated
         November 17, 1993.
  10.12* Senior Note, dated November 17, 1993, between the Registrant and Triumph.
  10.13* Registration Rights Agreement between the Registrant and
         Triumph, dated November 17, 1993.
  10.14* Employment Agreement between the Registrant, Mountain People's and Michael S. Funk, dated February 20, 1996.
  10.15* Non-competition Agreement between the Registrant and Norman A.
         Cloutier, dated November 16, 1993.
  10.16* Amended and Restated Loan and Security Agreement among the
         Registrant, Mountain People's, Natural Retail Group, Inc.,
         Rainbow, Nutrasource, Inc. and Fleet Capital Corporation, dated
         February 20, 1996.
  10.17* Purchase and Sale Agreement between the Registrant and O.M.
         Killingly Investment Company, dated March 31, 1995.

 EXHIBIT
   NO.                             DESCRIPTION                            PAGE
 -------                           -----------                            ----
  10.18* Real Estate Term Note between the Registrant and Shawmut
         Capital Corporation (now Fleet Capital Corporation), dated
         September 8, 1995.
  10.19* Distribution Agreement between Mountain People's Wine
         Distributing, Inc., and Mountain People's, dated August 23,
         1994.
  10.20* Secured Promissory Note between Michael S. Funk and Mountain
         People's, dated November 28, 1995.
  10.21  Lease, dated January 21, 1992, between Panattoni-Catlin Joint
         Venture and Souza Revocable Trust and Mountain People's, as
         amended.
  10.22  Lease, dated July 29, 1995, between Prem Mark, Inc. and the
         Registrant.
  10.23  Lease, dated July 12, 1990, between the Registrant and Sylvan and Stanford Makover Joint Venture, as amended.
  10.24  Lease, dated August 23, 1989, between the Registrant and
         Bradley Spear and Seattle First National Bank, co-executors of the estate of A.H. Spear.
  10.25  1996 Employee Stock Purchase Plan.
  11     Computation of Earnings Per Share.
  21*    Subsidiaries of the Registrant.
  23.1   Consent of Hale and Dorr (included in Exhibit 5).
  23.2   Consent of KPMG Peat Marwick LLP.
  23.3   Consent of Arthur Andersen LLP.
  24*    Power of Attorney (included on page II-6).
  27*    Financial Data Schedule.
  99*    Consent of Thomas B. Simone.

--------

 * Previously filed.

** To be filed by amendment.